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EXHIBIT 2.1

WESTCOAST ENERGY INC.

carrying on business as

DUKE ENERGY GAS TRANSMISSION

– and –

ADS ALLIANCE DATA SYSTEMS, INC.

– and –

LOYALTY MANAGEMENT GROUP CANADA INC.

PURCHASE AND SALE AGREEMENT

September 5, 2002

i

	3.1.26	Commitments Under the IBM Lease Agreement	23
	3.1.27	No Default Under Agreements	24
	3.1.28	Employment Matters	24
	3.1.29	Independent Contractors	25
	3.1.30	Collective Agreements	25
	3.1.31	Real Property	25
	3.1.32	Leased Premises	25
	3.1.33	Environmental Compliance	26
	3.1.34	Title and Sufficiency of Assets	26
	3.1.35	Assets in Good Condition	26
	3.1.36	Personal Property Leases	27
	3.1.37	Receivables	27
	3.1.38	Tax Matters, etc.	27
	3.1.39	Employee Plans	29
	3.1.40	Insurance	31
	3.1.41	Intellectual Property and Software	32
	3.1.42	Data Processing	36
	3.1.43	Permits and Registrations	36
	3.1.44	Bank Accounts/Powers of Attorney	37
	3.1.45	Compliance with Laws	37
	3.1.46	Litigation and Other Proceedings	37
	3.1.47	Corporate Records	37
	3.1.48	Vendor Resident of Canada	37
	3.1.49	Full Disclosure	37
3.2	By the Purchasers		37
3.3	No Finder's Fees		39
3.4	Survival of Representations, Warranties and Covenants		39
	3.4.1	Vendor's Representations and Warranties	39
	3.4.2	Purchasers' Representations and Warranties	40
	3.4.3	Covenants	40
ARTICLE 4 CONDITIONS			40
4.1	Conditions for the Benefit of the Purchasers		40
	4.1.1	Closing Documents and Proceedings	40
	4.1.2	Delivery of Share Certificates and Evidence of Transfer of the Purchased Partnership Interest	41
	4.1.3	Ancillary Agreements	41
	4.1.4	Release from the Vendor and its Affiliates	41
	4.1.5	No Litigation	41
	4.1.6	Competition Act	41
	4.1.7	Consents and Approvals	41
	4.1.8	Oracle Assignment	42
	4.1.9	Westcoast Oracle Certificate	42
4.2	Conditions for the Benefit of the Vendor		42
	4.2.1	Payment of Purchase Price	42
	4.2.2	Closing Documents and Proceedings	42
	4.2.3	Ancillary Agreements	42
	4.2.4	No Litigation	42
	4.2.5	Competition Act	43
	4.2.6	Consents and Approvals	43

ii

ARTICLE 5 ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES		43
5.1	Corporate Action and Resignations	43
5.2	Bank Accounts	43
5.3	Undertaking to Discharge Security Interests	43
5.4	Repayment of Loan	43
5.5	Termination of Employees and Consulting Arrangements	44
5.6	Obtaining of Consents and Approvals	44
5.7	Termination of Intercompany Services and Transfer of Assets and Licences	44
5.8	Arrangements with respect to Support Obligations	45
5.9	Tax Returns for Closing Year	45
5.10	Covenant Not to Compete	46
5.11	Non-Solicitation	49
5.12	Confidentiality	50
5.13	Remedies	50
5.14	Reasonableness of Restrictions	51
ARTICLE 6 INDEMNIFICATION		51
6.1	Indemnification by the Vendor	51
6.2	Indemnification by the Purchasers	52
6.3	Notice of Claim	53
6.4	Defence of Third Party Claims	53
6.5	Assistance for Third Party Claims	54
6.6	Additional Rules and Procedures	54
6.7	Tax Assessment Procedure	56
	6.7.1 Pre-Assessment Procedure	56
	6.7.2 Procedure on Assessment	56
	6.7.3 Objection/Appeal Procedure	56
6.8	Indemnification Claims	56
6.9	Duty to Mitigate	56
6.10	Right of Indemnification Not Affected by Knowledge	56
ARTICLE 7 CLOSING		58
7.1	Location and Time of the Closing	58
7.2	Deliveries at the Closing	58
ARTICLE 8 GENERAL MATTERS		59
8.1	Confidentiality	59
8.2	Public Notices	59
8.3	Expenses	59
8.4	Assignment	59
8.5	Notices	59
8.6	Time of Essence	60
8.7	Further Assurances	61
8.8	Counterparts	61

iii

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is made as of this 5th day of September, 2002,

B E T W E E N:

      WESTCOAST ENERGY INC., a corporation amalgamated under the laws of Canada, carrying on business as Duke Energy Gas Transmission

      (the "Vendor")

      – and –

      ADS ALLIANCE DATA SYSTEMS, INC., a corporation incorporated under the laws of Delaware

      ("ADS")

      – and –

      LOYALTY MANAGEMENT GROUP CANADA INC., a corporation incorporated under the laws of Ontario

      (individually, "LMGC", and collectively with ADS, the "Purchasers")

RECITALS:

A.
The Vendor wishes to sell all of the issued and outstanding shares in the capital of Enlogix Inc. and ADS wishes to purchase such shares, on and subject to the terms and conditions of this Agreement.

B.
The Vendor also wishes to sell all of its interest in Enlogix CIS L.P., a limited partnership formed under the laws of the Province of Alberta, and LMGC wishes to purchase such interest, on and subject to the terms and conditions of this Agreement.

        NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1  Definitions

        In this Agreement,

1.1.1	"Act" has the meaning attributed to such term in Section 4.1.6;
1.1.2
"Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term "controlled" shall have a similar meaning;
1.1.3
"Agreement" means this agreement and all exhibits and schedules attached to this agreement, in each case as they may be amended or supplemented from time to time, and the expressions "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions refer to this agreement; and unless otherwise indicated, references to Articles and sections are to Articles and sections in this Agreement;

1.1.4	"Ancillary Agreements" means the Human Resources Agreement, the Transition Services Agreement, the Union Gas Amendment and the Sublease;
1.1.5
"Applicable Law" means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree or treaty, any legislative, administrative and judicial promulgation, applicable regulatory policy or other requirement having the force of law (collectively, the "Law") relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation;
1.1.6	"Applicable Tax Legislation" means any legislation pursuant to which Governmental Charges and Taxes are imposed by any Taxation Authority;
1.1.7	"Application Software" has the meaning attributed to such term in Section 1.1.32;
1.1.8
"Assessment" means an assessment, reassessment or any other formal claim for, or in respect of, Governmental Charges and Taxes which is made by any Taxation Authority with respect to any pre-Closing period;
1.1.9	"Assets" means all the properties, assets, interests and rights of each of the Purchased Entities, including the following:
(a)
all rights and interests of the Purchased Entities to and in the Leased Premises and under the Premises Leases, including prepaid rents, security deposits and options to renew or purchase, rights of first refusal under the Premises Leases and all leasehold improvements owned by any of the Purchased Entities and forming part of the Leased Premises;
	(b)	the Personal Property;
	(c)	the Receivables;
	(d)	all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Assets;
	(e)	the Intellectual Property;
	(f)	the Software;
	(g)	the BANNER Modifications;
	(h)	the Contracts;
	(i)	contracts of insurance;
	(j)	the Permits;
	(k)	the Books and Records;
	(l)	all prepaid charges, deposits, sums and fees paid by any of the Purchased Entities before the Time of Closing;
	(m)	all goodwill of each of the Purchased Entities, including the present telephone numbers, internet domain addresses and other communications numbers and addresses of each of the Purchased Entities; and
	(n)	all proceeds of any or all of the foregoing received or receivable after the Closing Date.

1.1.10	"Assignment Withheld Amount" means a dollar amount to be calculated in accordance with Section 4.1.8;
1.1.11
"BANNER Modifications" means all modifications, enhancements, corrections and improvements to, customizations of, and derivative works based on, the SCT Software which have been developed by any of the Purchased Entities;
1.1.12	"Benefit Plans" has the meaning attributed to such term in Section 1.1.34(c);
1.1.13
"Books and Records" means all books, records, information, data, client lists, files and papers of each of the Purchased Entities including software manuals, sales and advertising materials, sales and purchases correspondence, trade association files, lists of present and former customers and suppliers, personnel, employment and other records, and the minute and share certificate books of each of the Purchased Entities, and all copies and recordings of the foregoing;
1.1.14	"Business" means the provision of customer care and billing system outsourcing solutions for utilities and energy companies, through an application service provider and/or license model;
1.1.15	"Business Day" means any day, other than Saturday, Sunday or any statutory holiday in the Province of Ontario or the State of Texas;
1.1.16	"Certificate Withheld Amount" means a dollar amount to be calculated in accordance with Section 4.1.9.
1.1.17	"Charge" means any security interest, lien, charge, hypothec, pledge, encumbrance, mortgage, option, adverse claim or title retention agreement of any nature or kind whatsoever;
1.1.18
"CIS Software" means all Software used by the Purchased Entities in providing to any customer of the Business any services which a Purchased Entity is obligated to provide under any Contract with that customer;
1.1.19	"Claims" means any and all claims, demands, actions, causes of action, damages, losses, costs, liabilities and expenses, including, without limitation, reasonable legal fees;
1.1.20	"Closing" means the completion of the sale and purchase of the Purchased Interests pursuant to this Agreement at the Time of Closing;
1.1.21	"Closing Date" means the date of this Agreement, being September 5, 2002;
1.1.22	"Closing Date Balance Sheet" has the meaning attributed to such term in Section 2.3.1;
1.1.23	"Code" means the Internal Revenue Code of 1986 (U.S.), as amended from time to time;
1.1.24	"Commissioner" has the meaning attributed to such term in Section 4.1.6;
1.1.25	"Confidential Information" has the meaning attributed to such term in Section 5.12;
1.1.26	"Confidentiality Agreement" means the confidentiality agreement signed by the Vendor and the Purchaser, dated as of February 18, 2002;

1.1.27
"Consulting Agreements" means: (a) the agreement to be entered into at or prior to the Closing between Anthony Haines and Enlogix CIS L.P. pursuant to which Anthony Haines will provide certain services to Enlogix CIS L.P. for purposes of concluding the contracts referred to in Section 2.5 and certain other related or ancillary purposes, which agreement shall be substantially in the form set out in Part A of Schedule 1.1.27; and (b) the agreement to be entered into at or prior to the Closing between Don Critchley and Enlogix CIS L.P. pursuant to which Don Critchley will provide certain services to Enlogix CIS L.P. for purposes of concluding the contracts referred to in Section 2.5 and certain other related or ancillary purposes, which agreement shall be substantially in the form set out in Part B of Schedule 1.1.27;
1.1.28
"Contracts" means all contracts, agreements, leases and arrangements to which any of the Purchased Entities is a party or by which any of the Purchased Entities or any of the Assets or the Business is bound, including the Material Contracts, the Premises Leases and the Personal Property Leases;
1.1.29	"Copyrights" has the meaning attributed to such term in Section 1.1.47(c);
1.1.30	"Corporation" means Enlogix Inc., a corporation amalgamated under the laws of Canada;
1.1.31	"Customer Oracle Software" has the meaning attributed to such term in Section 2.7.3;
1.1.32
"Data Processing System" means the computer equipment and associated peripheral devices and the related operating systems and other software owned, leased or licensed by any of the Purchased Entities (other than Software that is to be operated on such computer equipment and peripheral devices to perform specific user-oriented functions or applications ("Application Software") and off-the-shelf personal computer software subject to transferable licenses);
1.1.33	"Defending Party" has the meaning attributed to that term in Section 6.5;
1.1.34
"Employee Plans" means all written and material oral plans, arrangements, agreements, programs, grants, awards, policies or practices relating to some or all of the current or former directors, employees and officers of any of the Purchased Entities and their dependents under which any Purchased Entity has any actual or contingent liability, including those which provide for or relate to:
(a)
bonus, retention, change of control, profit sharing or deferred profit sharing, performance compensation, deferred or incentive compensation, share compensation, share purchase or share option, share appreciation rights, phantom stock, employee loans, or any other compensation in addition to salary ("Incentive Plans");
(b)
retirement or retirement savings, including, without limitation, pensions (registered or unregistered), supplemental pensions, registered retirement savings plans and retirement compensation arrangements ("Pension Plans"); or
(c)
insured or self-insured benefits for or relating to income continuation or other benefits during absence from work (including short term disability, long term disability and workers compensation or workplace safety insurance benefits), vacation, vacation pay, sick pay, hospitalization, health, welfare, medical, dental, life insurance, accident, death or survivor's benefits, supplementary employment insurance or other employment benefits ("Benefit Plans");
provided that nothing in the foregoing shall be construed to include statutory employee benefit plans to which any Purchased Entity is obliged to contribute;
1.1.35	"Environmental Laws" has the meaning attributed to such term in Section 3.1.33;

1.1.36	"ERISA Plan" means an Employee Plan that is an "employee benefit plan" as that term is defined in Section 3(3) of ERISA;
1.1.37	"Final Closing Working Capital Statement" has the meaning attributed to such term in Section 2.3.1;
1.1.38
"Financial Statements" means the annual audited balance sheets of each of the Purchased Entities, as at December 31, 2001 and the accompanying annual audited statements of earnings, retained earnings and changes in financial position, including the notes thereto, for the year then ended, and the interim unaudited balance sheets of each of the Purchased Entities as at July 31, 2002 and the accompanying interim unaudited statements of earnings, retained earnings and changes in financial position for the period ended July 31, 2002, copies of which are attached as Schedule 1.1.38;
1.1.39
"Governmental Charges and Taxes" means all taxes, fees, levies, imposts, assessments, reassessments and other charges, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, employment insurance payments and workers' compensation or workplace safety insurance premiums, together with any instalments with respect thereto, and all related penalties, interest and fines, due and payable to any domestic or foreign government (federal, provincial, municipal or otherwise) or to any regulatory authority, agency, commission or board of any domestic or foreign government, or imposed by any court or any other law, regulation or rulemaking entity, whether disputed or not;
1.1.40
"Human Resources Agreement" means an agreement to be entered into at or prior to the Closing between the Vendor and the Purchasers providing for pension, employee benefits and employment matters as between the Vendor and the Purchasers substantially in the form set out in Schedule 1.1.40;
1.1.41	"IBM Lease Agreement" means the lease agreement between Enlogix CIS L.P. and IBM Canada Limited dated June 1, 2001;
1.1.42	"Incentive Plans" has the meaning attributed to such term in Section 1.1.34(a);
1.1.43	"including" means "including without limitation" and "includes" means "includes without limitation";
1.1.44	"Indemnified Party" means a person whom any party to this Agreement has agreed to indemnify under Articles 2 or 6;
1.1.45	"Indemnifying Party" means, in relation to an Indemnified Party, the party to this Agreement that has agreed to indemnify that Indemnified Party under Article 6;
1.1.46	"Independent Auditor" means PriceWaterhouseCoopers or such other nationally recognized accounting firm as may be agreed to by the Vendor and the Purchasers in writing;
1.1.47	"Intellectual Property" means:
(a) all Trade-Marks;
(b)
all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs used in the conduct of the Business (collectively, "Inventions");

(c) all copyrights, registrations and applications for registration of copyrights used in the conduct of the Business (collectively, "Copyrights");
(d)
all rights and interests in and to processes, lab journals, notebooks, data, data bases, trade secrets, designs, know-how, product formulae and information, engineering and other drawings and manuals, technology, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information used in the conduct of the Business (collectively, "Know-How");
(e)
all other intellectual and industrial property rights of each of the Purchased Entities, whether in Canada, the United States or elsewhere in the world that are used in the conduct of the Business; and
(f) all rights and interests in licences from third parties of intellectual property listed in items (a) to (e) above;

provided that "Intellectual Property" excludes Software, but includes any Trade-Marks associated with Software, Inventions practiced or embodied in Software, Copyrights subsisting in Software and Know-How relating to Software;
1.1.48
"Intercompany Services" means the services and/or functions provided by or on behalf of the Vendor or its Affiliates (other than the Purchased Entities) to the Purchased Entities described in Schedule 1.1.48;
1.1.49	"Inventions" has the meaning attributed to such term in Section 1.1.47(b);
1.1.50	"Know-How" has the meaning attributed to such term in Section 1.1.47(d);
1.1.51	"Leased Premises" means all real property that is leased or occupied by any of the Purchased Entities under the Premises Leases;
1.1.52
"Liabilities" means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, known or unknown, fixed, contingent, absolute or otherwise, including under or in respect of any contract, agreement, arrangement, lease, commitment or undertaking, Applicable Law and Governmental Charges and Taxes;
1.1.53	"Licensed Intellectual Property" means all Intellectual Property that is licensed to a Purchased Entity by a Person, other than another Purchased Entity;
1.1.54
"Licensed Software" means all Software that is licensed to a Purchased Entity by a Person other than another Purchased Entity, excluding BANNER Modifications, but including the Software identified in Parts C and E of Schedule 3.1.41;
1.1.55
"Limited Partnership Agreement" means the limited partnership agreement between Enlogix CIS Inc. (a company that has since been amalgamated with Enlogix Inc. to form the Corporation) and UEI Holdings Inc. (a company that has since been amalgamated with various entities to form the Vendor), dated June 1, 1998, as amended on December 20, 1999, and January 17, 2002;
1.1.56
"Material Adverse Effect", in respect of any of the Purchased Entities, means a material adverse effect on (a) the business operations, results of operations, affairs, financial or other condition, assets, properties or liabilities of any of the Purchased Entities, taken as a whole, or (b) the ability of the Purchased Entities to continue operating the Business in the manner it was conducted in the last twelve (12) months;

1.1.57
"Material Contract" means any contract, agreement or commitment (whether oral or written) to which any of the Purchased Entities is a party or by which any of the Purchased Entities or any of the Assets or the Business is bound that:
	(a)	expires or may be renewed at the option of any Person other than any of the Purchased Entities so as to expire more than two years after the date of this Agreement;
(b)
is a trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, and any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles (each, a "Loan") (excluding Loans having a principal amount of less than $20,000 provided that the aggregate principal amount of all Loans does not exceed $175,000);
(c)
involves or may reasonably be expected to involve the payment to or by any of the Purchased Entities of more than $175,000 over the term of the agreement (excluding any Contracts of employment disclosed in Schedule 3.1.28 and contracts of indefinite hire terminable without cause on reasonable notice in accordance with Applicable Law);
	(d)	is a confidentiality, secrecy or non-disclosure Contract (excluding, for greater certainty, service or customer Contracts that include an ordinary course non-disclosure clause);
(e)
prohibits or restricts any of the Purchased Entities or their shareholders or general or limited partners, as applicable, from engaging in any line of business, compete with any other Person, operate its assets or otherwise conduct its business in any jurisdiction (excluding any Contracts that will not continue to be binding upon the Purchased Entities or its shareholders or general or limited partners from and after Closing);
	(f)	is a Contract with a Person with whom any of the Purchased Entities does not deal at arm's length within the meaning of the Income Tax Act (Canada);
(g)
is an agreement of guarantee, support, indemnification, assumption or endorsement of, or a similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person (excluding (i) any such arrangements that are solely between the Purchased Entities, and (ii) any such arrangements relating to any indebtedness, liabilities or obligations (whether actual or potential) of less than $20,000 provided that the aggregate amount of such indebtedness, liabilities or obligations does not exceed $175,000);
	(h)	is a Contract for Intercompany Services;
	(i)	is a Contract made out of the Ordinary Course; or
	(j)	is otherwise material to the operation of the Business;
1.1.58
"Net Working Capital" means the aggregate of: (i) current assets as shown on the Closing Date Balance Sheet, including cash and Receivables; minus (ii) current liabilities as shown on the Closing Date Balance Sheet, including accounts payable and accrued liabilities;
1.1.59	"Oracle" means Oracle Corporation Canada Inc.;
1.1.60
"Oracle Assignment" means an assignment and certification of non-possession document duly executed by the Vendor as assignor, by Enlogix CIS L.P. as assignee and by Oracle, which document shall be substantially in the form attached as Schedule 4.1.8;
1.1.61
"Oracle Assignment Date" means the date that is the earlier of: (a) sixty (60) days following the Closing Date; and (b) the date upon which the Oracle Assignment, as executed by the Vendor, Oracle and Enlogix CIS L.P., is delivered to the Purchasers;

1.1.62	"Oracle Software" means any software which Oracle or its Affiliates have made or make commercially available to third parties;
1.1.63	"Ordinary Course" means, with respect to an action taken by a Person, that such action is:
(a) consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person; and
(b)
not required to be authorized by the board of directors, or executed or authorized in writing by the President, Chief Financial Officer or Chief Operating Officer, of such Person (or by any Person or group of Persons exercising similar authority);
1.1.64	"Partnership Interest Purchase Price" has the meaning attributed to that term in Section 2.1.2;
1.1.65	"Pension Plans" has the meaning attributed to such term in Section 1.1.34(b);
1.1.66	"Permits" has the meaning attributed to such term in Section 3.1.45;
1.1.67
"Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;
1.1.68	"Personal Property" means all machinery, equipment, furniture, motor vehicles and other chattels owned or leased by any of the Purchased Entities (including those in possession of third parties) ;
1.1.69	"Personal Property Leases" means all chattel leases, equipment leases, rental agreements, conditional sales contracts and other similar agreements relating to the Personal Property;
1.1.70	"Premises Leases" means all the leases, agreements to lease, subleases, licence agreements and occupancy or other agreements relating to the Leased Premises;
1.1.71
"Prime Rate" means, at any time, the rate of interest expressed as annual rate, established by Canadian Imperial Bank of Commerce in the City of Toronto, Ontario, Canada, from time to time as its reference rate of interest to determine the interest rates it will charge for loans in Canadian dollars to Canadian customers;
1.1.72
"Proprietary Intellectual Property" means all Intellectual Property used in the conduct of the Business other than Licensed Intellectual Property, and includes the Intellectual Property identified in Part A-1 of Schedule 3.1.41;
1.1.73	"Proprietary Software" means all Software identified in Parts D and H of Schedule 3.1.41 used in the conduct of the Business, other than Licensed Software and BANNER Modifications;
1.1.74	"Purchase Price" means collectively, the Share Purchase Price and the Partnership Interest Purchase Price;
1.1.75	"Purchased Entities" means collectively the Corporation, the Subsidiary and Enlogix CIS L.P. and their successors;
1.1.76	"Purchased Interests" means collectively the Purchased Shares and the Purchased Partnership Interest;
1.1.77	"Purchased Partnership Interest" has the meaning attributed to that term in Section 2.1.2;
1.1.78	"Purchased Shares" has the meaning attributed to such term in Section 2.1.1;

1.1.79
"Purchasers' Counsel" means the firm of Blake, Cassels & Graydon LLP of Toronto, Ontario, or such other counsel as the Purchaser may appoint with respect to this Agreement and the matters contemplated hereby;
1.1.80	"Receivables" means all accounts receivable, trade accounts and book debts of each of the Purchased Entities;
1.1.81	"Related to the Business" means, directly or indirectly, used in, arising from or relating in any manner to the Business;
1.1.82	"Reorganization" has the meaning attributed to such term in Section 3.1.9;
1.1.83	"SCT" means (i) SCT Utility Systems, Inc., (ii) SCT Technologies Canada Inc., (iii) any Affiliate of either (i) or (ii); or (iv) any successor or assign of (i), (ii) or (iii);
1.1.84	"SCT Development Agreement" means the Software Development Services Agreement between Enlogix CIS L.P. and SCT Utility Systems, Inc. effective as of December 22, 2000;
1.1.85	"SCT Software" means all Software which has been licensed to or otherwise made available to a Purchased Entity by SCT prior to the Closing Date;
1.1.86	"Share Purchase Price" has the meaning attributed to that term in Section 2.1.1;
1.1.87
"Software" means all computer software programs, operating systems, and applications, firmware or software of any nature used in the conduct of the Business, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation thereof, whether in machine-readable from, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature, provided that "Software" excludes Intellectual Property;
1.1.88	"Statements Date" means July 31, 2002;
1.1.89
"Sublease" means an agreement to be entered into at or prior to Closing between Union Gas Limited and Enlogix CIS L.P. setting out the terms of the sublease between Union Gas Limited, as sublessor, and Enlogix CIS L.P., as sublessee, relating to the office space on the 9th, 10th and 11th floors of the building located at the municipal address of 200 Yorkland Boulevard, Toronto, Ontario, which agreement shall be substantially in the form attached as Schedule 1.1.89;
1.1.90	"subsidiaries" has the meaning attributed to such term in the Canada Business Corporations Act as the same may be amended from time to time and any successor legislation thereto;
1.1.91	"Subsidiary" means Enlogix USA Inc., a corporation incorporated under the laws of the State of Delaware;
1.1.92	"Support Obligations" has the meaning attributed to that term in Section 5.8.2;
1.1.93
"Taxation Authority" means any government agency or authority which is entitled to impose Governmental Charges and Taxes or to administer any Applicable Tax Legislation and shall, for greater certainty, include any government authority, the federal government of Canada and of any country other than Canada and any provincial, state, county, municipal or other governmental subdivision within Canada or within any country other than Canada;
1.1.94
"Tax Returns" means all returns, reports, declarations, statements, bills, schedules or written information of, or in respect of, Governmental Charges and Taxes which are required to be filed with, or supplied to, any Taxation Authority;

1.1.95	"Territory" means Canada and the United States of America, including all of their respective provinces, states and territories;
1.1.96	"Third Party" has the meaning attributed to that term in Section 6.6.6;
1.1.97	"Third Party Claim" has the meaning attributed to such term in Section 6.3;
1.1.98	"Time of Closing" means 10:00 a.m., Toronto time, on the Closing Date or such other time on the Closing Date as may be agreed upon in writing by the parties;
1.1.99
"to the Vendor's knowledge" means the knowledge of any one of Morna Creedon, Greg Ebel, Anthony Haines, Don Critchley, Mark Board and John McKinnon, after: (a) in the case of Morna Creedon and Greg Ebel, due enquiry of all senior management of the Purchased Entities (comprising Anthony Haines, Don Critchley, Mark Board and John McKinnon) and after having reviewed such books, records and information in the possession of the Vendor relating to any of the Purchased Entities, the Assets, the Business and/or the Purchased Interests; and (b) in the case of Anthony Haines, Don Critchley, Mark Board and John McKinnon, due enquiry of all senior management of the Purchased Entities, and any employees or independent contractors that directly report to a member of the senior management team of the Purchased Entities, that are responsible for the applicable area, and after having reviewed such books, records, and information in the possession of any of the Purchased Entities relating to any of the Purchased Entities, the Assets, the Business and/or the Purchased Interests;
1.1.100
"Trade-Marks" means all registered or unregistered trade-marks, trade names, business names, brand names, brands, designs, logos, identifying indicia and service marks of each of the Purchased Entities used in the conduct of the Business including any goodwill attaching to any such trade-marks and all registrations and applications relating thereto;
1.1.101
"Transition Services Agreement" means an agreement to be entered into at or prior to the Closing between the Purchasers, the Vendor, the Purchased Entities and Union Gas Limited pursuant to which the Vendor and Union Gas Limited will provide certain services to the Purchased Entities on a transitional basis, which agreement shall be substantially in the form set out in Schedule 1.1.101;
1.1.102
"Union Gas Amendment" means an agreement to be entered into at or prior to Closing between Union Gas Limited and Enlogix CIS L.P. providing for certain amendments to the master services agreement between Union Gas Limited and Enlogix CIS L.P. dated January 1, 2002, which agreement shall be substantially in the form attached as Schedule 1.1.102;
1.1.103	"Vendor's Counsel" means the firm of Torys LLP of Toronto, Ontario, or such other counsel as the Vendor may appoint with respect to this Agreement and the matters contemplated hereby;
1.1.104	"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988 (U.S.), as amended from time to time;
1.1.105
"Westcoast Certificate Date" means the date that is the earlier of: (a) sixty (60) days following the Closing Date; and (b) the date upon which the Westcoast Oracle Certificate is delivered to the Purchasers; and
1.1.106
"Westcoast Oracle Certificate" means a certificate of the Vendor, on its own behalf and on behalf of its affiliates Union Gas Limited and Pacific Northern Gas Ltd., duly executed by an officer of the Vendor and acknowledged by and agreed to by an officer of Union Gas Limited and Pacific Northern Gas Ltd., respectively, substantially in the form of Schedule 1.1.106;

1.2  Schedules

        The following are the schedules attached to this Agreement:

Schedule 1.1.27	–	Consulting Agreements
Schedule 1.1.38	–	Financial Statements
Schedule 1.1.40	–	Human Resources Agreement
Schedule 1.1.48	–	Intercompany Services
Schedule 1.1.89	–	Sublease
Schedule 1.1.101	–	Transition Services Agreement
Schedule 1.1.102	–	Union Gas Amendment
Schedule 1.1.106	–	Westcoast Oracle Certificate
Schedule 3.1.3	–	Information on Corporation and Subsidiary
Schedule 3.1.6	–	Capital of the Corporation and Subsidiary
Schedule 3.1.7	–	Partnership Interests of Enlogix CIS L.P.
Schedule 3.1.9	–	Reorganization
Schedule 3.1.15	–	Approvals and Consents of the Vendor
Schedule 3.1.17	–	Liabilities
Schedule 3.1.20	–	Unusual Transactions and Events
Schedule 3.1.21	–	Certain Payments
Schedule 3.1.22	–	Non-Arm's Length Transactions
Schedule 3.1.24	–	Material Contracts
Schedule 3.1.25	–	Customers and Suppliers
Schedule 3.1.27	–	Defaults Under Agreements
Schedule 3.1.28	–	Employment Matters
Schedule 3.1.29	–	Independent Contractors
Schedule 3.1.32	–	Leased Premises
Schedule 3.1.34	–	Assets
Schedule 3.1.36	–	Personal Property Leases
Schedule 3.1.39	–	Employee Plans
Schedule 3.1.40	–	Insurance
Schedule 3.1.41	–	Intellectual Property
Schedule 3.1.43	–	Permits
Schedule 3.1.44	–	Bank Accounts/Powers of Attorney
Schedule 3.1.46	–	Litigation
Schedule 4.1.8	–	Oracle Assignment
Schedule 5.8.2	–	Support Obligations

1.3  Headings and Table of Contents

        The inclusion of headings and a table of contents in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.

1.4  Gender and Number

        In this Agreement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.5  Currency

        Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in the lawful currency of the United States of America.

1.6  Generally Accepted Accounting Principles

        In this Agreement, except to the extent otherwise expressly provided, references to "generally accepted accounting principles" mean, for all principles stated in the Handbook of the Canadian Institute of Chartered Accountants, such principles so stated, consistently applied.

1.7  Invalidity of Provisions

        Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable law, the parties waive any provision of law which renders any provision of this Agreement invalid or unenforceable in any respect.

1.8  Entire Agreement

        This Agreement and the Ancillary Agreements constitute the entire agreement between the parties pertaining to the subject matter of this Agreement. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement or any Ancillary Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party to this Agreement or its directors, officers, employees or agents, to any other party to this Agreement or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement or any of the Ancillary Agreements, and none of the parties to this Agreement has been induced to enter into this Agreement or any of the Ancillary Agreements, or any amendment or supplement thereto by reason of any such warranty, representation, opinion, advice or assertion of fact. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent contemplated above.

1.9  Waiver, Amendment

        Except as expressly provided in this Agreement, no amendment or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

1.10 Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. The parties hereto hereby irrevocably attorn and submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

ARTICLE 2
PURCHASE AND SALE

2.1  Agreement to Purchase and Sell and Purchase Price

2.1.1	Subject to the terms of this Agreement, at the Closing the Vendor hereby sells, and ADS hereby purchases, 3,749 common shares in the capital of the Corporation (the "Purchased Shares"), constituting all of the issued and outstanding common shares in the capital of the Corporation, for an aggregate price (the "Share Purchase Price") of $382,500, subject to adjustment pursuant to Sections 2.4, 2.5 and 2.7.
2.1.2
Subject to the terms of this Agreement, at the Closing the Vendor hereby sells and LMGC hereby purchases, 100% of the Vendor's limited partnership interest in Enlogix CIS L.P. (the "Purchased Partnership Interest") for an aggregate purchase price (the "Partnership Interest Purchase Price") of $13,117,500, subject to adjustment pursuant to Sections 2.4, 2.5 and 2.7.

2.2
Payment of Purchase Price and Delivery of Share Certificates and Evidence of Transfer of the Purchased Partnership Interest

2.2.1	The Share Purchase Price less one percent (1%) of the Assignment Withheld Amount and one percent (1%) of the Certificate Withheld Amount shall be paid in full at the Closing by ADS by delivery of a negotiable cheque certified by a Canadian chartered bank or Canadian trust company or an official bank draft drawn on a Canadian chartered bank or a wire transfer of funds or as otherwise agreed to by the Vendor and ADS in writing, in the amount of the Share Purchase Price, payable to or to the order of the Vendor against delivery by the Vendor of share certificates representing the Purchased Shares duly endorsed in blank for transfer or accompanied by duly signed powers of attorney for transfer in blank.
2.2.2
The Partnership Interest Purchase Price less ninety-nine percent (99%) of the Assignment Withheld Amount and ninety-nine percent (99%) of the Certificate Withheld Amount shall be paid in full at the Closing by LMGC by delivery of a negotiable cheque certified by a Canadian chartered bank or Canadian trust company or an official bank draft drawn on a Canadian chartered bank or a wire transfer of funds or as otherwise agreed to by the Vendor and LMGC in writing, in the amount equal to the Partnership Interest Purchase Price minus the Assignment Withheld Amount and the Certificate Withheld Amount, payable to or to the order of the Vendor against delivery by the Vendor of evidence satisfactory to LMGC of the transfer of the Purchased Partnership Interest.
2.2.3	If applicable, the Assignment Withheld Amount shall be paid in accordance with Section 2.7.1 and the Certificate Withheld Amount shall be paid in accordance with Section 2.7.2.

2.3  Preparation of Closing Date Balance Sheet

2.3.1	As soon as practicable after the Time of Closing, and in any event within 60 days after the Closing Date, the Purchasers shall prepare and deliver (such delivery to be from the Vice-President, Finance) to the Vendor an unaudited combined balance sheet of the Purchased Entities as at the Closing Date (the "Closing Date Balance Sheet"), together with a statement (the "Final Closing Working Capital Statement") setting out the Net Working Capital as at the Closing Date, all prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Financial Statements.
2.3.2
The Closing Date Balance Sheet and the Final Closing Working Capital Statement shall be final and binding upon the Parties unless before the fifteenth Business Day after the date on which the Closing Date Balance Sheet and the Final Closing Working Capital Statement are delivered to the Vendor, the Vendor gives to the Purchasers a notice of objection to any matter stated in the Closing Date Balance Sheet or the Final Working Capital Statement.
2.3.3
If the Vendor gives a notice of objection pursuant to Section 2.3.2, then the Vendor and the Purchasers shall consult with each other with respect to the objection. If they are unable to reach agreement within 10 Business Days after the notice of objection has been given, then the dispute shall be referred to the Independent Auditor. The Independent Auditor shall be requested to deliver its determination of the amount of Net Working Capital within 20 Business Days following referral of the matter to the Independent Auditor and the decision of the Independent Auditor as to the Net Working Capital shall be final and binding on both parties. The fees and expenses of the Independent Auditor shall be borne fifty percent (50%) by the Vendor and fifty percent (50%) by the Purchasers.

2.4  Working Capital Adjustment

        Within five (5) Business Days of the agreement of the Parties or the final determinations of the Independent Auditor on the Final Closing Working Capital Statement, as the case may be, (i) if the Net Working Capital as at the Closing Date exceeds negative Cdn$1,834,594, then the Purchase Price shall be increased by the U.S. dollar equivalent of such difference and the Purchasers shall pay to the Vendor by certified cheque, bank draft or wire transfer an amount equal to such difference, and (ii) if the Net Working Capital as at the Closing Date is less than negative Cdn$1,834,594, then the Purchase Price shall be decreased by the U.S. dollar equivalent of such difference and the Vendor shall pay to the Purchasers by certified cheque, bank draft or wire transfer an amount equal to such difference. For purposes of this Section 2.4, the "U.S. dollar equivalent" shall be the amount of United States dollars that, where clause (i) applies, the Purchasers could purchase, and where clause (ii) applies the Vendor could purchase, with the amount of Canadian dollars determined in accordance with this section, from a major financial institution at the U.S.$/Cdn.$ rate of exchange quoted by the institution at the time the United States dollars are purchased.

2.5  Purchase Price Adjustments and Refunds

2.5.1	In the event that, within the eight (8) month period following the Closing Date, Enlogix CIS L.P. enters into a contract with Manitoba Hydro pursuant to which Enlogix CIS L.P. agrees to sublicence certain CIS Software to Manitoba Hydro then the Purchase Price shall be increased by $500,000, payable within fifteen (15) days after the date on which the contract between Enlogix CIS L.P. and Manitoba Hydro is executed by both parties thereto.
2.5.2
In the event that, within the eight (8) month period following the Closing Date, Enlogix CIS L.P. or one of its Affiliates enters into a contract with El Paso Electric Company pursuant to which Enlogix CIS L.P. or one of its Affiliates agrees to provide customer care and billing system services to El Paso Electric Company through an application service provider model, then the Purchase Price shall be increased by $2,000,000, payable within 15 days after the date on which the contract between El Paso Electric Company and Enlogix CIS L.P. (or one of its Affiliates) is executed by both parties thereto.
2.5.3
In the event that, within the eight (8) month period following the Closing Date, Enlogix CIS L.P. or one of its Affiliates enters into a contract with Orlando Utilities Commission pursuant to which Enlogix CIS L.P. or one of its Affiliates agrees to provide customer care and billing system services to Orlando Utilities Commission through an application service provider model, then the Purchase Price shall be increased by $2,000,000, payable within 15 days after the date on which the contract between Enlogix CIS L.P. (or one of its Affiliates) and Orlando Utilities Commission is executed by both parties thereto.
2.5.4
In the event that the aggregate Purchase Price (as finally adjusted in accordance with the other terms of this Agreement and translated into Canadian dollars based on the Bank of Canada noon spot rate in effect on the date each payment is made) paid by ADS and LMGC exceeds the undepreciated capital cost to Enlogix CIS L.P. of its depreciable property of all classes for Canadian federal and provincial income tax purposes finally delivered by the Vendor pursuant to Section 3.1.38(f), the Vendor shall be obligated to pay to LMGC (as to 99%) and ADS (as to 1%), as a partial refund of the Purchase Price, an amount equal to 35.5% of such excess. Such amount shall be due the earlier of 30 days after the end of the eight (8) month period following the Closing Date and the date that the final adjustment to the Purchase Price is paid pursuant to Section 2.5.1, 2.5.2 or 2.5.3.

2.6  Obligation to Obtain Contracts

2.6.1	The Purchasers, in consultation and cooperation with the Vendor, shall use commercially reasonable efforts to negotiate in good faith and settle, as soon as practicable following the Closing Date, the contracts referred to in Section 2.5 and promptly thereafter to cause the relevant Purchase Entity to enter into the relevant contract.
2.6.2	In connection with their obligations under Section 2.6.1, the Purchasers shall:
	(a)	inform the Vendor on a regular basis, and when requested by the Vendor, as to the status of the negotiations under Section 2.6.1;
	(b)	provide to the Vendor on a timely basis copies of all correspondence, draft agreements, memoranda and other materials relevant to the status of such negotiations;
	(c)	permit the Vendor a reasonable opportunity to attend any negotiations concerning the contracts, and provide timely advance notice of any such negotiations; and
(d)
in the context of acting in a commercially reasonable manner, not take any action or position that would reasonably be likely to adversely affect the Purchased Entities entering into any of the contracts in Section 2.5 provided that in no event shall the Purchasers be obligated to enter into a contract that is not on commercially reasonable terms.

2.7  Oracle Arrangement

2.7.1	In the event Oracle Assignment is delivered to the Purchasers within a sixty (60) day period following the Closing Date, the Assignment Withheld Amount shall be payable by the Purchasers to the Vendor within three (3) Business Days following the delivery of the Oracle Assignment. In the event that the Oracle Assignment is not delivered to the Purchasers within the sixty (60) day period following the Closing Date, then the Partnership Interest Purchase Price shall be reduced by ninety-nine percent (99%) of the Assignment Withheld Amount, the Share Purchase Price shall be reduced by one percent (1%) of the Assignment Withheld Amount, and the Purchasers shall have no obligation to pay the Assignment Withheld Amount to the Vendor.
2.7.2
In the event the Westcoast Oracle Certificate is delivered to the Purchasers within a sixty (60) day period following the Closing Date, the Certificate Withheld Amount shall be payable by the Purchasers to the Vendor within three (3) Business Days following the delivery of the Westcoast Oracle Certificate. In the event that the Westcoast Oracle Certificate is not delivered to the Purchasers within the sixty (60) day period following the Closing Date, then the Partnership Interest Purchase Price shall be reduced by ninety-nine percent (99%) of the Certificate Withheld Amount, the Share Purchase Price shall be reduced by one percent (1%) of the Certificate Withheld Amount, and the Purchasers shall have no obligation to pay the Certificate Withheld Amount to the Vendor.

2.7.3
The Vendor shall indemnify and save each of the Purchasers and their respective directors, officers, employees, agents, representatives and Affiliates (including, without limitation, the Purchased Entities), harmless from and against any and all Claims which may be made or brought against an Indemnified Party of which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of: (i) any Liability arising from the use by a Purchased Entity of any Oracle Software up to and including the Oracle Assignment Date; and (ii) any Liability arising from a failure or an omission by Enlogix CIS L.P. to obtain from Oracle or from a customer of Enlogix CIS L.P. on the date hereof all necessary agreements, licences, consents, authorizations or permissions in respect of any Oracle Software which the applicable customer has furnished to Enlogix CIS L.P. prior to the Closing Date ("Customer Oracle Software") to enable Enlogix CIS L.P. to provide the required services to such customer during the lesser of (i) the current term of the applicable agreement between Enlogix CIS L.P. and such customer, and (ii) twenty-eight (28) months following the Closing Date.
2.7.4
In addition to the indemnification obligations of the Vendor set forth in Section 2.7.3, the Vendor agrees that if, during the lesser of (i) the current term of the applicable agreement between Enlogix CIS L.P. and its customer and (ii) twenty-eight (28) months following the Closing Date, Oracle determines, or such customer determines acting reasonably, that additional licences or licences of a different type are required from Oracle by or for Enlogix CIS L.P. and/or such customer in order for Enlogix CIS L.P. to continue to provide the services then being provided to such customer and as contemplated by the applicable agreement between Enlogix CIS L.P. and such customer, Enlogix CIS L.P. shall be entitled, after notifying the Vendor in advance, to purchase or otherwise procure all such licences and the Vendor shall promptly reimburse Enlogix CIS L.P. for its costs and expenses associated therewith.
2.7.5
In no event shall the aggregate amount of the indemnification obligations of the Vendor set forth in Section 2.7.3(ii) and the reimbursement obligations of the Vendor set forth in Section 2.7.4 exceed $675,000; to the extent that Oracle or such customer determines pursuant to Section 2.7.4 that named-user licences are required from Oracle by or for Enlogix CIS L.P. or the customers identified below, in no event shall the reimbursement obligations of the Vendor set forth in Section 2.7.4 in respect of such named user licences for each such customer exceed the number of licences identified per customer below; and in no event shall the reimbursement obligations of the Vendor set forth in Section 2.7.4 exceed the amounts identified below in respect of the customers identified below:
Customer	Dollar Amount	Number of Licences
Enmax	$382,000	200
Centra Gas B.C.	$117,500	50
Union Energy	$175,500	100

2.8  Allocation of Purchase Price Adjustments

        Any adjustments to the Purchase Price that are made pursuant to Section 2.4 or 2.5 of this Agreement shall be allocated between the Share Purchase Price and the Partnership Interest Purchase Price on the following basis: (a) one-percent (1%) to the Share Purchase Price; and (b) ninety-nine percent (99%) to the Partnership Interest Purchase Price.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1  By the Vendor

        The Vendor represents and warrants to each of the Purchasers as follows and acknowledges that the Purchasers are relying upon the following representations and warranties in connection with their purchase of the Purchased Interests:

3.1.1	Incorporation and Status of the Vendor

The Vendor is duly incorporated and validly existing under the laws of its jurisdiction of incorporation. No act or proceeding has been taken by or against the Vendor in connection with the dissolution, liquidation, winding-up, bankruptcy or reorganization of the Vendor.
3.1.2	Corporate Power of the Vendor and Due Authorization

The Vendor has the corporate power and capacity to own and dispose of the Purchased Interests and to enter into, and to perform its obligations under, this Agreement. Each of this Agreement, the Ancillary Agreements and any other agreements, contracts and instruments required by this Agreement to be delivered by the Vendor at Closing has been duly authorized by the Vendor. This Agreement has been duly executed and delivered by the Vendor and is a valid and binding obligation of the Vendor, enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies. At the Time of Closing, the Ancillary Agreements to which the Vendor is a party will be duly executed and delivered by the Vendor and will be valid and binding obligations of the Vendor, enforceable in accordance with their respective terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies. The Vendor is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and will not become an insolvent person as a result of the Closing.
3.1.3	Incorporation and Status of the Corporation and the Subsidiary

The information contained in Schedule 3.1.3 sets out the name and jurisdiction of incorporation, and the directors and officers, of each of the Corporation and the Subsidiary. Each of the Corporation and the Subsidiary is duly formed and organized, and is validly existing and up-to-date in the filing of all corporate and similar returns under the laws of its jurisdiction of incorporation or amalgamation, as applicable. Each of the Corporation and the Subsidiary is a subsisting company in good standing in each jurisdiction in which it carries on the Business with all powers, licenses, registrations, permits and rights that it requires to carry on the Business in such jurisdictions.
3.1.4	Formation and Status of Enlogix CIS L.P.

Enlogix CIS L.P. is a limited partnership duly formed and validly existing under the laws of the Province of Alberta. Enlogix CIS L.P. is a subsisting limited partnership in good standing in each jurisdiction in which it carries on the Business with all powers, licenses, registrations, permits and rights that it requires to carry on the Business in such jurisdiction.

3.1.5	Power and Capacity

Each of the Corporation and the Subsidiary (and in respect of Enlogix CIS L.P., the general partner(s) thereof as set out in Schedule 3.1.7) has full corporate power and capacity to own, lease and operate its assets, properties and business and to carry on the Business as the same has been owned, leased, operated and conducted during the last twelve (12) months.

The limited partner of Enlogix CIS L.P. (i) has full corporate power and capacity to own the Purchased Partnership Interest, and (ii) has not taken part in the control of the Business or Enlogix CIS L.P.
3.1.6	Capital of the Corporation and the Subsidiary

Schedule 3.1.6 sets out particulars of all of the authorized, issued and outstanding shares of the Corporation and the Subsidiary, the names of the Persons who are the beneficial owners of such shares and, if such beneficial owners are not the registered owners of such shares, the names of the Persons shown on the securities register of the Corporation as the holder of any such shares, and the number and class of shares held by such Persons. All the shares indicated on such Schedule as being issued and outstanding have been validly issued and are outstanding as fully paid and non-assessable shares.
3.1.7	Partnership Interests of Enlogix CIS L.P.
Schedule 3.1.7 sets out the particulars of all of the issued and outstanding partnership interests in Enlogix CIS L.P. and the names of the general partner and the limited partners of Enlogix CIS L.P.
3.1.8	Subsidiaries

The Subsidiary is the only subsidiary of the Corporation. The Subsidiary and Enlogix CIS L.P. have no subsidiaries. Except for the shares of the Subsidiary and the partnership interest in Enlogix CIS L.P. held by the Corporation, none of the Purchased Entities holds or owns, directly or indirectly: (i) any shares or other securities of any other body corporate; or (ii) any partnership interest or other interest of any kind in any corporation, partnership, joint venture, co-ownership or other legal entity; nor is any of the Purchased Entities a party to any agreement, obligation, contract or commitment, whether written, oral or implied to acquire any such shares, securities or interest.
3.1.9	Reorganization

Part A of Schedule 3.1.9 sets out a complete description of the reorganization (the "Reorganization") involving the Purchased Entities that was completed in March 2002 and that resulted in the corporate structure depicted in the diagram set out in Part B of Schedule 3.1.9. The Reorganization was completed in compliance with Applicable Laws and the terms and conditions of all Contracts. All consents, approvals, authorizations, filings, registrations and notices required under Applicable Law or pursuant to any contract or other obligation to which any of the Affiliates of the Vendor involved in the Reorganization is a party or by which any of such Persons is bound were obtained. The Reorganization has not created and did not create any Liabilities (including Liabilities for Governmental Charges and Taxes) which the Purchased Entities would not otherwise have, or be reasonably expected to have, if the Reorganization had not been completed other than those Liabilities (a) that have been fully paid, satisfied and discharged prior to the date hereof or (b) for which an accrual has been reflected in the Financial Statements.

3.1.10	No Obligations to Issue Securities

Except pursuant to the Incentive Plans, there are no agreements, subscriptions, options, warrants, rights of conversion, calls, commitments, plans or other rights of any kind outstanding pursuant to which (a) any of the Purchased Entities is, or may become, obligated to issue any shares, partnership units or partnership interests or any securities convertible or exchangeable, directly or indirectly, into any shares, partnership units or partnership interests of the Purchased Entities, or (b) any Person has the right to purchase or otherwise acquire any shares or other securities or any interest of or in any of the Purchased Entities.
3.1.11	Title to, and Right to Sell, Purchased Shares

The Vendor is the sole registered and beneficial owner of the Purchased Shares with good and legal title thereto, free and clear of all Charges. There are no agreements to which the Vendor is a party, which in any way limit or restrict the transfer to ADS of any of the Purchased Shares, other than share transfer restrictions contained in the Corporation's articles (which will be complied with on or prior to Closing), and there are no shareholders agreements, pooling agreements, voting trusts or other agreements or understandings with respect to the voting of the Purchased Shares or any of them. No Person other than ADS has any agreement, option, right or privilege capable of becoming an agreement for the purchase from the Vendor of any of the Purchased Shares or the purchase from the Corporation of any of the issued and outstanding shares of the Subsidiary.
3.1.12	Title to, and Right to Sell, Purchased Partnership Interest

The Vendor is the sole legal and beneficial owner of the Purchased Partnership Interest with good and legal title thereto, free and clear of all Charges. Except for the Limited Partnership Agreement, there are no agreements to which the Vendor is a party, which in any way limit or restrict the transfer to LMGC of any of the Purchased Partnership Interest and there are no agreements or understandings with respect to the voting of the Purchased Partnership Interest. No Person other than LMGC has any agreement, option, right or privilege capable of becoming an agreement for the purchase from the Vendor of any of the Purchased Partnership Interest.
3.1.13	Bankruptcy

None of the Purchased Entities is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. None of the Purchased Entities has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding-up, liquidation or dissolution. No receiver has been appointed in respect of any of the Purchased Entities or any of the Assets and no execution or distress has been levied upon any of the Assets.
3.1.14	No Contravention

Neither the execution, delivery and performance of this Agreement and the Ancillary Agreements nor the sale of the Purchased Interests by the Vendor or the Purchased Entities, as applicable, constitute or will result in any of the following:
(a)
a default, breach or violation, or an event that, with notice or lapse of time or both, would be a default, breach or violation, of any of the terms, conditions or provisions of the articles, by-laws, constating documents or other organizational or partnership documents of the Vendor or the Purchased Entities, as applicable;

(b)
an event which, pursuant to the terms of any Contract or Permit, causes any right or interest of any of the Purchased Entities to come to an end or be amended in any way that is detrimental to the Business or entitles any other Person to terminate or amend any such right or interest (other than third party consents under Contracts listed in Schedule 3.1.15);
(c) the creation or imposition of any Charge on any Asset; or
(d) the violation of any Applicable Law by any of the Purchased Entities.
3.1.15	Approvals and Consents of Vendor

Except as set out in Schedule 3.1.15: (i) no authorization, consent or approval of, or filing with or notice to, any governmental authority, regulatory body or court, and (ii) no authorization, consent or approval of, or filing with or notice to, any Person under Applicable Law or pursuant to any Material Contract, any Contract for Licensed Software listed in Schedule 3.1.41, or any other material obligation to which any of the Purchased Entities is a party or by which any of the Purchased Entities is bound, or which is applicable to any of the Assets, is required in connection with the execution, delivery or performance of this Agreement and the Ancillary Agreements by the Vendor or the sale of any of the Purchased Interests hereunder.
3.1.16	Financial Statements

The Financial Statements have been prepared in accordance with generally accepted accounting principles (subject to usual year-end adjustments) throughout the periods indicated and fairly, completely and accurately present the financial position of the Purchased Entities and the results of its operations as of the dates and throughout the periods indicated.
3.1.17	Liabilities
None of the Purchased Entities has any outstanding liabilities of a financial nature, whether accrued, absolute, contingent or otherwise, other than:
(a) those set out in Schedule 3.1.17;
(b) those reflected or reserved against in the Financial Statements;
(c)
liabilities in respect of trade or business obligations incurred after the Statements Date in the Ordinary Course of the Business, none of which has or will have, in the aggregate, a Material Adverse Effect.
3.1.18	Guarantees

None of the Purchased Entities is a party to or bound by any agreement of guarantee, support, indemnification, assumption, or endorsement of, or any other similar commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any Person other than any of the Purchased Entities.
3.1.19	Indebtedness

Except as set out in the Financial Statements, none of the Purchased Entities has incurred or is subject to any outstanding loans, bonds, debentures, notes, mortgages or other indebtedness and none of the Purchased Entities has agreed to create or issue any such loans, bonds, debentures, notes, mortgages or other indebtedness (other than trade payables incurred in the Ordinary Course of the Business).

3.1.20	Absence of Unusual Transactions and Events
Except as set out in Schedule 3.1.20, since the Statements Date, none of the Purchased Entities has:
(a)	amended its articles, by-laws, constating documents on other organizational or partnership documents (including the partnership agreement), as applicable;
(b)	amalgamated, merged on consolidated with, or acquired all or substantially all of the shares or assets of any Person;
(c)
declared or made any payment of any dividend or other distribution to any shareholder or partner and has not redeemed, purchased or otherwise acquired any shares or other interest (including equity or debt);
(d)
issued or sold any shares or other securities (including any partnership interest) or issued, sold or granted any option, warrant or right to purchase any shares or other securities (including any partnership interest);
(e)	distributed to the holders of any Purchased Shares or Purchased Partnership Interest (or any other interest as the case may be), any property or assets of any of the Purchased Entities;
(f)
transferred, leased, licensed, sold, assigned or otherwise disposed of any of the Assets reflected on the balance sheet forming part of the Financial Statements other than in the Ordinary Course of the Business or that individually or in the aggregate have a net book value equal to or greater than $50,000;
(g)	changed any accounting or costing systems or methods;
(h)	suffered any extraordinary loss or cancelled or waived any debt, claim or other right;
(i)
paid or satisfied any liabilities of a financial nature other than current liabilities disclosed in the Financial Statements and current liabilities incurred since the Statements Date in the Ordinary Course of the Business;
(j)
granted or paid or agreed to pay or set aside any bonus, profit sharing, retirement, insurance, severance or other benefit, increased the compensation paid (other than for normal merit and cost of living increases), made or granted any improvements or other amendments to the terms of the Employee Plans (except as required by Applicable Law) or made loans or advances to a director, officer or employee of any of the Purchased Entities;
(k)	amended any contract of employment with a director, officer or employee of any of the Purchased Entities;
(l)	mortgaged, pledged, granted a security interest in or otherwise encumbered any of the Assets;
(m)	entered into or terminated any Material Contracts or modified or varied the terms of any Material Contract or waived any right or remedy available to any of the Purchased Entities thereunder;
(n)	entered into any transaction that was not in the Ordinary Course of the Business;
(o)	made any capital expenditure that exceeds the amount allocated for capital expenditures in the 2002 budget of the Purchased Entities that was previously provided by the Vendor to the Purchasers;

(p) terminated, cancelled or modified in any material respect or received notice or a request for termination, cancellation or modification in any material respect of any Material Contract;
(q) made or suffered any change or changes which have had, or could reasonably be expected to have, a Material Adverse Effect on any of the Purchased Entities;
(r)
suffered or incurred any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, a Material Adverse Effect on any of the Purchased Entities; or
(s) authorized or agreed or otherwise become committed to do any of the foregoing.
3.1.21	Certain Payments

Except as set out in Schedule 3.1.21, none of the Purchased Entities or, to the Vendor's knowledge, any director, officer, agent, employee or independent contractor of any of the Purchased Entities has directly or indirectly (a) made any gift (other than gifts that are immaterial in value), bribe, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favourable treatment in securing business, (ii) to pay for favourable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Purchased Entities or any of their respective Affiliates, or (iv) in violation of any Applicable Law, or (b) established or maintained any fund or asset that has not been recorded in the Books and Records of the Purchased Entities.
3.1.22	Non-Arm's Length Transactions

None of the Purchased Entities has made any payment or loan to, or borrowed any monies from or is otherwise indebted to or in respect of, any officer, director, employee, shareholder, Affiliate or any other Person with whom the Purchased Entity is not dealing at arm's length (within the meaning of the Income Tax Act (Canada)) or any Affiliate of any of the foregoing, except for the Receivables and trade payables between the Vendor and its Affiliates and the Purchased Entities incurred in the Ordinary Course of the Business in connection with services performed that are described in Part A of Schedule 3.1.22, and compensation paid to officers, directors and employees in the Ordinary Course of the Business, or as disclosed in the Financial Statements or Part B of Schedule 3.1.22.

Except for up to five percent (5%) of the outstanding publicly-traded shares or other securities of any class of any issuer listed on a recognized stock exchange or as disclosed in Schedule 3.1.22, neither the Vendor nor any Affiliate of the Vendor and, to the Vendor's knowledge, no director, officer or employee of any of the Purchased Entities, the Vendor or any Affiliate of the Vendor: (i) has any pecuniary interest in any supplier or customer of, or service provider to, any of the Purchased Entities or in any other business with which any of the Purchased Entities conducts business or with which any of the Purchased Entities is in competition or; (ii) has any interest in any property or assets used by any of the Purchased Entities or pertaining to the Business.

Except as disclosed in Schedule 3.1.22, and except for contracts of employment, none of the Purchased Entities is a party to or bound by any contract or agreement with any officer, director, employee, shareholder, partner or any other Person with whom the Purchased Entity is not dealing at arm's length (within the meaning of the Income Tax Act (Canada)) or any Affiliate of any of the foregoing.

3.1.23	Intercompany Services

Except for the Intercompany Services, there are no services and/or functions provided to any of the Purchased Entities by the Vendor or by any Affiliate of the Vendor (other than any of the Purchased Entities). None of the Purchased Entities provides services or functions to the Vendor or any Affiliate of the Vendor (other than pursuant to the Material Contracts listed on Schedule 3.1.24).
3.1.24	Material Contracts

Part A of Schedule 3.1.24 lists all of the written Material Contracts, and summarizes the terms of all oral Material Contracts, to which each of the Purchased Entities is a party (except for contracts of employment disclosed in Schedule 3.1.28). Except as disclosed in Part B of Schedule 3.1.24, the Vendor has delivered to the Purchasers complete and correct copies of the Material Contracts (and in the case of any oral contracts, complete and correct descriptions of all material terms and conditions), each as amended or modified to the date hereof.

3.1.25	Customers and Suppliers
(a)
Part A of Schedule 3.1.25 lists all of the customers of each of the Purchased Entities for the twelve (12) month period ending immediately before the date of this Agreement. Part B of Schedule 3.1.25 lists (i) all of the suppliers of software and/or telecommunications services of each of the Purchased Entities for the twelve (12) month period ending immediately before the date of this Agreement, (ii) all suppliers that provided goods or services to any of the Purchased Entities during the twelve (12) month period ending immediately before the date of this Agreement and invoiced such Purchased Entities, in the aggregate, $100,000 or more during such period.
(b)
Subject to Part C of Schedule 3.1.25, the Vendor has not received notice of, nor, to the Vendor's knowledge, is there, any intention on the part of any such customer or supplier to cease doing business with any of the Purchased Entities or to modify or change in any material manner any existing arrangement with any of the Purchased Entities for the purchase or supply of any products or services. The relationships of each of the Purchased Entities with its customers and suppliers are satisfactory and there are no unresolved disputes of a material nature with any such customer or supplier. All outstanding proposals or bids by any of the Purchased Entities for new business have been made in a manner consistent with the past practices of the Purchased Entities in respect of proposals and bids made to Persons with whom the Purchased Entities deal at arm's length (within the meaning of the Income Tax Act (Canada)). All regulatory and other consents, approvals, notices and filings that are or were required pursuant to any and all Contracts between any of the Purchased Entities and its customers and suppliers have been obtained, given or filed, as applicable.
3.1.26	Commitments Under the IBM Lease Agreement

The commitment to purchase equipment from IBM Canada Limited as described in the Volume Offering Transaction Document forming part of the IBM Lease Agreement has been fully satisfied by Enlogix CIS L.P. and there are no additional agreements or commitments to purchase any additional equipment from IBM Canada Limited.

3.1.27	No Default Under Agreements

Except as disclosed in Schedule 3.1.27, none of the Purchased Entities have received notice of any default, and none of the Purchased Entities are in default under any Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Contract by any of the Purchased Entities or, to the Vendor's knowledge, any other party to the Contract. Each Contract is in full force and effect and the Purchased Entity that is a party thereto is entitled to the full benefit of each Contract in accordance with its terms.

3.1.28	Employment Matters
(a)
Schedule 3.1.28 lists all of the employees of the Purchased Entities as of the date of this Agreement and the date of birth, position, status (including whether on short or long term disability), length of service, date of hire, employment location, and annual salary and other compensation (other than as covered by Employee Plans) of each of them respectively. Except as set out in Schedule 3.1.28, none of the Purchased Entities is a party to nor bound by any contracts in respect of any director, officer or employee, or former director, officer or employee, including:
(i)
any contract for the employment or statutorily required re-employment of any director, officer or employee, other than contracts of indefinite hire terminable without cause on reasonable notice in accordance with Applicable Law; or
(ii)
any contract for the employment or statutorily required re-employment of any director, officer or employee providing for severance or termination (including on a change of control of the applicable Purchased Entity) or any other payment on a change of control of the applicable Purchased Entities or upon the completion of the transactions contemplated hereunder.
(b)
None of the Purchased Entities have paid any bonus, fee, distribution, remuneration or other compensation to any of its employees (other than salaries, wages, bonuses or incentive payments paid or payable to employees of any of the Purchased Entities in the Ordinary Course of the Business or in accordance with then current compensation levels and practices, the current ones of which are set out in Schedules 3.1.28 and 3.1.39).
(c)
All salaries, wages, vacation pay, bonuses, commissions and other remuneration from employment for or in respect of the present and former employees of the Purchased Entities have been paid or accrued by the Purchased Entities in the Financial Statements in accordance with generally accepted accounting principles.

3.1.29	Independent Contractors
(a)
Schedule 3.1.29 lists all of the independent contractors currently engaged by the Purchased Entities and the position, type of contract and compensation of each of them respectively, as well as the effective date of the Contract between each such independent contractor and the applicable Purchased Entity. None of the Contracts with the independent contractors listed in Schedule 3.1.29 provide for any payments on termination, on a change of control of the applicable Purchased Entity, or upon the completion of the transactions contemplated hereunder. None of the Contracts between the independent contractors listed in Schedule 3.1.29 and the Purchased Entities are subject to the implication that they are only terminable on reasonable notice.
(b)
The Vendor has provided to the Purchasers true, correct and complete copies of all Contracts with each of the independent contractors listed in Schedule 3.1.29, and all amendments and restatements thereof as of the date of this Agreement. The rights, liabilities and obligations of each of the Purchased Entities with respect to each of the independent contractors listed in Schedule 3.1.29 (including the rights to amend or terminate such arrangements) are fully disclosed in the Contracts provided in accordance with this Section 3.1.29(b).
(c)
All fees, consideration and other payments in respect of the independent contractors listed in Schedule 3.1.29 have been paid or accrued by the Purchased Entities in the Financial Statements in accordance with generally accepted accounting principles.
3.1.30	Collective Agreements

None of the Purchased Entities is a party to or bound by any Contract with any labour union, trade union, council of trade unions, employee association, employer's association, employee bargaining agent or affiliated bargaining agent. No trade union, employee association or other entity has acquired any bargaining rights by either certification or voluntary recognition with respect to any of the employees of any of the Purchased Entities and, to the Vendor's knowledge, there are no applications or discussions involving any of the Purchased Entities regarding such certification or recognition. To the Vendor's knowledge, there are no union-organizing activities involving the employees of any of the Purchased Entities.
3.1.31	Real Property
None of the Purchased Entities owns any real property or has any interests therein, other than under the Premises Leases.
3.1.32	Leased Premises

Schedule 3.1.32 lists all the Premises Leases. Each Premises Lease is in full force and effect, unamended by oral or written agreement, and the Purchased Entities are entitled to the full benefit of such Premises Lease in accordance with the terms thereof. None of the Purchased Entities or the Vendor has received notice of any default, and none of the Purchased Entities is in default, under any Premises Lease and there has not occurred any event which, with a lapse of time or giving of notice, or both, would constitute a default under any Premises Lease. There are no disputes between any of the Purchased Entities and any landlord under any of the Premises Leases. The Premises Leases have been delivered to the Purchaser on or before the Closing Date and the documents so delivered are complete in all respects and include all amendments, extensions or renewals pertaining thereto. None of the Premises Leases have been assigned by any of the Purchased Entities in favour of any Person. The current uses of the Leased Premises comply with Applicable Law.

3.1.33	Environmental Compliance

Each of the Purchased Entities is in material compliance with all federal, provincial, state, municipal, local and foreign environmental laws which are applicable to the operation of the Business (collectively, the "Environmental Laws") including any such environmental laws relating to pollution or protection of human health or the environment, or a discharge, emission, spill or other release of any contaminant (as defined in the Environmental Protection Act (Ontario) and any other applicable local or foreign legislation existing as of the date hereof that is applicable to any of the Purchased Entities, the Assets or the Business). None of the Purchased Entities have received any written communication, whether from a governmental authority, private party, employee or otherwise, that alleges that any of the Purchased Entities is not in compliance with any Environmental Laws. The Business and the Assets are not the subject of any governmental or regulatory remedial or control action or order or, to the Vendor's knowledge, any investigation or evaluation concerning non-compliance or potential non-compliance with Environmental Laws. Since the date of lease by the applicable Purchased Entity, the Leased Premises have not been and are not now used as a landfill or waste disposal site, nor, to the Vendor's knowledge, has any hazardous substance or contaminant ever been deposited in or disposed of on the Leased Premises, nor, to the Vendor's knowledge, has there ever been any release, emission, spill or discharge of any contaminant which would give rise to any action or claim relating to violation of any such Environmental Laws or other requirements.
3.1.34	Title and Sufficiency of Assets

Each of the Purchased Entities has good and marketable title to all of the Assets (other than Assets which by their nature are not capable of being owned or "off-the-shelf" computer software), free and clear of all Charges, other than Charges listed on Schedule 3.1.34. The Assets (i) are sufficient to permit the continued operation of the Business in substantially the same manner as conducted in the year ended on the date of this Agreement, and (ii) together with any assets that are identified in the 2002 Outlook and Five Year Forecast of the Purchased Entities previously delivered to the Purchasers by the Vendor as assets that must be acquired, are sufficient to permit the performance of any services relating to or in connection with all outstanding proposals or bids for new business by any of the Purchased Entities. Except as set out in Schedule 3.1.34, there are no assets owned by any of the Purchased Entities which have a net book value in excess of $25,000. Schedule 3.1.34 sets out a complete and accurate list of all locations where the tangible Assets are situate to the extent that such tangible Assets are not located in the Leased Premises, including a brief description of the tangible Assets situate at each location. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from any of the Purchased Entities of the Business or any of the Assets out of the Ordinary Course.
3.1.35	Assets in Good Condition

To the Vendor's knowledge, all of the Personal Property of the Purchased Entities is in good operating condition and in a state of good maintenance and repair, in all material respects, having regard to the use to which the assets are put and the age thereof.

3.1.36	Personal Property Leases

Schedule 3.1.36 lists all Personal Property Leases which involve a payment by any Purchased Entity in the future of more than $25,000, provided that the aggregate amounts payable under those Personal Property Leases not listed on Schedule 3.1.36 does not exceed $175,000. Each Personal Property Lease is in full force and effect and the Purchased Entities are entitled to the full benefit of each Personal Property Lease in accordance with its terms. None of the Purchased Entities have received notice of any default, and none of the Purchased Entities are in default, under the Personal Property Leases and there has not occurred any event which, with a lapse of time or giving of notice, or both, would constitute a default under any Personal Property Lease. The Personal Property Leases have been delivered to the Purchaser on or before the Closing Date and the documents so delivered are complete in all respects and include all amendments, extensions or renewals pertaining thereto.
3.1.37	Receivables

The Receivables are valid obligations which arose in the Ordinary Course of the Business and, except for reserves for doubtful accounts which have been established in accordance with generally accepted accounting principles consistent with prior periods and reflected in the Financial Statements, are collectible in the Ordinary Course of the Business, in the aggregate, at their full face value. Except for Receivables that are owing from the Vendor or any of its Affiliates that were incurred in the Ordinary Course of the Business in connection with services performed, none of the Receivables is due from an Affiliate of any of the Purchased Entities.
3.1.38	Tax Matters, etc.
(a)
Each of the Purchased Entities has prepared and filed on time all Tax Returns and other documents of every nature required to be filed by or on behalf of it prior to the date hereof in all applicable jurisdictions in respect of any Governmental Charges and Taxes or in respect of any other provision in any domestic or foreign, federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the date hereof, and will continue to do so in respect of such Tax Returns or other documents due on or before the Closing Date. All such Tax Returns and other documents are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns or other documents is in effect. Each of the Purchased Entities has paid in full all Governmental Charges and Taxes shown on such Tax Returns, or any assessments or reassessments in respect of such Tax Returns and all other Governmental Charges and Taxes required to be paid, on or prior to the date hereof and has made adequate provision in the Financial Statements in accordance with generally accepted accounting principles for the payment of all Governmental Charges and Taxes, and all professional fees related thereto, payable in respect of the Business or Assets or otherwise for all fiscal periods ending on or before the Statements Date.

(b)
Canadian federal and provincial income tax assessments have been issued to the Corporation covering all past periods up to and including the fiscal year ended 2000 and such assessments, if any amounts were owing in respect thereof, have been paid in full, and as the Corporation was incorporated in 1998, the 1998 fiscal year and all subsequent fiscal years remain open for reassessment of additional taxes, interest or penalties. Assessments for all other applicable Governmental Charges and Taxes have been issued and any amounts owing thereunder have been paid in full, and as the Corporation was incorporated in 1998, the 1998 fiscal year and all subsequent fiscal years remains open for reassessment of additional Governmental Charges and Taxes. There are no proceedings (as defined in Section 3.1.46) in progress, pending or threatened against any of the Purchased Entities in respect of any Governmental Charges and Taxes and, in particular, there are no currently outstanding reassessments, written enquiries or issues which have been issued to, or raised in respect of and communicated to, any of the Purchased Entities by any governmental authority relating to any Governmental Charges and Taxes. No governmental body has challenged, disputed or questioned any of the Purchased Entities in respect of Governmental Charges and Taxes or of any returns, filings or other reports filed under any statute providing for Governmental Charges and Taxes. None of the Purchased Entities are negotiating any draft assessment or reassessment with any governmental body. None of the Purchased Entities or the Vendor has received any indication from any governmental body that an assessment or reassessment of any of the Purchased Entities is proposed in respect of any Governmental Charges and Taxes, regardless of its merits. None of the Purchased Entities have executed or filed with any governmental body any agreement or waiver extending the period for assessment, reassessment, or collection of any Governmental Charges and Taxes.
(c)
Each of the Purchased Entities has withheld or collected from each payment made to any of its present or former employees, officers and directors, all persons who are non-residents of Canada for purposes of the Income Tax Act (Canada) and any other applicable payees, all amounts required by Applicable Law to be withheld or collected, and has remitted such withheld or collected amounts within the prescribed periods to the appropriate governmental authority. Each of the Purchased Entities has charged, collected and remitted on a timely basis all Governmental Charges and Taxes as required under Applicable Law on any sale, supply or delivery whatsoever, made by any of the Purchased Entities.
(d)
None of the Purchased Entities will at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the Income Tax Act (Canada) or any analogous provincial provision as a result of any transaction or event taking place in any taxation year ending on or before the Closing Date.
(e)	There are no circumstances existing which could result in the application of Sections 78 or 160 of the Income Tax Act (Canada) or any equivalent provincial provision to any of the Purchased Entities.

(f)
The maximum undepreciated capital cost to Enlogix CIS L.P. of its depreciable property of all classes expected to be delivered by the Vendor for Canadian federal and provincial income tax purposes will be Cdn$28,000,000 but in no case will it be less than the lesser of (i) Cdn$26,000,000, or (ii) the aggregate Purchase Price as finally adjusted in accordance with the terms of this Agreement and translated into Canadian dollars based on the Bank of Canada noon spot rate in effect on the date each payment is made.
	(g)	None of the Purchased Entities are or have even been a United States Real Property Holding Corporation as defined in Section 897(c)(2) of the Code.
(h)
The Subsidiary is not delinquent in the payment of any Governmental Charges and Taxes and there are no Governmental Charges or Tax liens upon any property or assets of the Subsidiary except liens for current Governmental Charges and Taxes not yet due; the Subsidiary is not, or has it ever been, a party to any agreement to share federal, state or local income tax liability with any corporation with which it has or will file a consolidated tax return for periods ending on or prior to the Closing Date.
(i)
All Governmental Charges and Taxes which are required by the laws of the United States, any state, municipality, subdivision or instrumentality of the United States or any foreign country or any other taxing authority, to be withheld or collected by the Subsidiary have been duly withheld or collected and, to the extent required, have been paid to the proper governmental authorities or properly deposited as required by Applicable Laws. No deficiency for any tax or claim for additional Governmental Charges and Taxes relating to or affecting in any manner the Subsidiary has been proposed, asserted, or assessed against the Vendor or the Subsidiary.
3.1.39	Employee Plans
All Employee Plans are described in Schedule 3.1.39. Except as set out in Schedule 3.1.39:
(a)
Each Employee Plan which is required to be registered pursuant to its terms or by Applicable Law is and has been registered, and each Employee Plan has been qualified, established and administered and, if applicable, invested and funded in accordance in all material respects with Applicable Law and the terms of the applicable Employee Plan. Each ERISA Plan that is intended to be a qualified Pension Plan under Section 401 of the Code has received, or is eligible to receive within the remedial amendment period described in Section 401(b) of the Code, a favourable determination letter from the Internal Revenue Service, and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the Vendor's knowledge, nothing has occurred since the date of such letter to materially adversely affect such qualification or exemption. To the Vendor's knowledge, no fact or circumstance exists that could reasonably be expected to adversely affect the registered or other tax-exempt status of an Employee Plan.
(b)
There are no outstanding defaults or violations by any party to any Employee Plan and no Governmental Charges and Taxes, penalties or fees are owing or exigible under any of the Employee Plans (except such fees as provided for or contemplated in the Employee Plans). All reports and the documents required to be filed by any of the Employee Plans with any governmental body or distributed to Employee Plan participants or beneficiaries under Applicable Law have been timely filed or distributed.
(c)
None of the Purchased Entities have incurred any liability under Title IV of ERISA since the effective date of ERISA that has not been satisfied in full, and no material liability currently exists under any ERISA Plan other than liability for benefits payable in the Ordinary Course and premiums due the Pension Benefit Guaranty Corporation, which premiums have been paid when due. To the Vendor's knowledge, the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any of the ERISA Plans.

(d)
The consummation of the transactions contemplated herein will not result in any improvement or acceleration of benefits under any Employee Plan or any increase in funding or contribution obligations of a Purchased Entity under any Employee Plan, except with respect to any vesting in respect of the Employee Plans described in Section 2.6 of the Human Resources Agreement and any statutory vesting or "grow-in" entitlements or statutorily accelerated funding obligations arising in respect of any partial wind-up of one or both of the Vendor's Pension Plans as defined in the Human Resources Agreement.
(e)
No Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and, to the Vendor's knowledge, there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Employee Plan required to be registered.
(f)
None of the Purchased Entities have engaged in, nor have any knowledge of anyone engaging in any transaction or act or failed to act in any manner that would subject the Vendor, or any of the Purchased Entities to any material liability for a breach of fiduciary duty under ERISA. None of the Purchased Entities have engaged in any transaction in violation of Section 406(a) or (b) of ERISA or Section 4975(d) of the Code or that would result in a civil penalty being imposed on any Related Entity under subsections (i) or (l) of Section 502 of ERISA.
(g)
All contributions and premiums required to be made by the Purchased Entities or the Vendor under the terms of each Employee Plan or by Applicable Law have been made in a timely fashion in accordance with the terms of the Employee Plans and Applicable Law and are properly recorded on the books of the Purchased Entities or the Vendor, as applicable. All contributions made or required to be made under any Employee Plan for which any of the Purchased Entities has claimed an income tax deduction meet the requirements for deductibility under the applicable tax legislation. None of the Purchased Entities have, and as of the Time of Closing will have, any liability (other than liabilities accruing after the Time of Closing and liabilities for which the Vendor has retained responsibility pursuant to the Human Resources Agreement) with respect to any of the Employee Plans. No ERISA Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each respective ERISA Plan ended prior to the date of this Agreement. Contributions or premiums in respect of the period prior to August 1, 2002 will either be paid when due by any of the Purchased Entities prior to the Time of Closing or will be accrued as liabilities in the Financial Statements.
(h)
The Pension Plans (other than the Vendor's Supplemental Retirement Plan, as defined in the Human Resources Agreement) have been funded on both an ongoing and solvency basis in accordance with the relevant terms of each plan and Applicable Law and in accordance with the actuarial methods and assumptions contained in the most recent actuarial report of the respective Plan. Other than such Pension Plans, none of the Employee Plans is required under Applicable Law or its terms to be funded in advance.

(i)
No amendments or improvements have been made or promised respecting any Pension Plan since the date of the last actuarial report relating to such plan or where there is no actuarial report relating to a Pension Plan since the Statements Date, or respecting any Benefit Plan or Incentive Plan since the Statements Date, and no amendments or improvements to an Employee Plan will be made or promised by any of the Purchased Entities before the Time of Closing.
(j)
There have been no withdrawals of, or applications made to withdraw, surplus from any Benefit Plan or Pension Plan, and all transfers of assets respecting any Benefit Plan or Pension Plan, have been undertaken and completed in accordance with the relevant terms of each plan and Applicable Law.
(k)
The Vendor has furnished or made available to the Purchasers true, correct and complete copies of all the Employee Plans as amended as of the date hereof together with all related documentation including funding agreements, actuarial reports, annual reports (if required under Applicable Law, including ERISA), funding and financial information returns and statements, the most recent determination letter received from the Internal Revenue Service with respect to each ERISA Plan that is intended to be a qualified Pension Plan under Section 401 of the Code, and plan summaries, booklets and personnel manuals. No material changes have occurred to the Employee Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to the Purchaser pursuant to this Section 3.1.39, other than changes in general economic conditions.
(l)
No advance tax rulings affecting the rights or obligations of the Purchased Entities have been sought or received in respect of the Employee Plans. No ERISA Plan is a "multi-employer pension plan" as such term is defined in Section 3(37) of ERISA, or a plan covered by Title IV of ERISA or subject to the funding requirements of Section 412 of the Code. No Employee Plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code. No event has occurred with respect to any of the Purchased Entities in connection with which any of the Purchased Entities would be subject to any material Liability or Charge with respect to any ERISA Plan.
(m)
All employee data necessary to administer each Employee Plan has been provided, or will be provided within five (5) Business Days following the Closing Date, by the Vendor to the Purchaser and, to the Vendor's knowledge, is true and correct.
(n)
No insurance policy or any other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder. To the Vendor's knowledge, the level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.
	(o)	None of the Employee Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees.
(p)
None of the Purchased Entities have during the past ninety (90) days taken any action which would require any compliance under the WARN Act, including the termination or laying off of any employees, or any other action that could constitute a "plant closing" or "mass layoff", as those terms are defined by the WARN Act.
3.1.40	Insurance
Particulars of the policies of insurance maintained by each of the Purchased Entities as at the date of this Agreement are set out in Schedule 3.1.40.

3.1.41	Intellectual Property and Software
(a)
Trade-Marks. Part A-1 of Schedule 3.1.41 contains a complete and accurate listing of all registrations and applications for registration of Trade-Marks which are recorded in the name of a Purchased Entity and in each case, the name of the Purchased Entity under whose name the registration or application is recorded. Part A-2 of Schedule 3.1.41 contains a complete and accurate listing of all Trade-Marks which have been licensed for use by a Purchased Entity pursuant to an agreement in writing by a Person other than a Purchased Entity and in each case, the name of the licensor of the Trade-Mark. To the Vendor's knowledge, no Person has granted an oral licence to a Purchased Entity in respect of the use of any Trade-Mark. All registrations and applications for registration listed in Part A-1 of Schedule 3.1.41 are in good standing. No application for registration listed in Part A-1 of Schedule 3.1.41 has been rejected or opposed. To the Vendor's knowledge, the Purchased Entity identified in Part A-1 of Schedule 3.1.41 was and is entitled to secure the registration for each corresponding Trade-Mark identified in Part A-1 of Schedule 3.1.41. To the Vendor's knowledge, each of the registrations identified in Part A-1 of Schedule 3.1.41 is not invalid. Each Purchased Entity identified in Part A-1 of Schedule 3.1.41 is the sole legal and beneficial owner of the corresponding Trade-Mark identified in Part A-1 of Schedule 3.1.41. No Purchased Entity has granted to any Person any rights or interests in or to any of the Trade-Marks. To the Vendor's knowledge, no Person has violated or infringed upon any rights or interests of a Purchased Entity in or to the Trade-Marks listed in Parts A-1 and A-2 of Schedule 3.1.41.
(b)
Patents. No Purchased Entity has any pending patent or industrial design application or any patent or industrial design registration. No Person has granted a licence in writing to a Purchased Entity in respect of any specific patent or industrial design application or any specific patent or industrial design registration. To the Vendor's knowledge, no Person has granted an oral licence to a Purchased Entity in respect of any specific patent or industrial design application or any specific patent or industrial design registration.
(c)
Copyrights. No Purchased Entity has any pending application for copyright or any copyright registration. With the exception of any licences granted to a Purchased Entity in respect of Software, no Person has granted to a Purchased Entity a licence in writing in respect of any specific Copyrights. With the exception of any licences granted by a Purchased Entity in respect of Software, no Purchased Entity has granted a licence in writing in respect of any specific Copyrights to any other Person.
(d)
Know-How. With the exception of any licences granted to a Purchased Entity in respect of Software, no Person has granted to a Purchased Entity a licence in writing in respect of any specific Know-How. With the exception of any licences granted by a Purchased Entity in respect of Software, no Purchased Entity has granted a licence in writing in respect of any specific Know-How to any other Person.
(e)
SCT Development Agreement Customizations. Part B of Schedule 3.1.41 is a complete and accurate listing of all Customizations (as defined in the SCT Development Agreement) developed by Enlogix CIS L.P. as part of the Services (as defined in the SCT Development Agreement) and all Tasks (as defined in the SCT Development Agreement) in respect of which Services (as defined in the SCT Development Agreement) are yet to be performed by Enlogix CIS L.P. None of the Customizations listed in Part B of Schedule 3.1.41 and none of the Customizations resulting from any Tasks listed in Part B of Schedule 3.1.41 form part of the CIS Software. The Purchased Entities have not disclosed any such Customizations to any Person other than SCT.

(f)
BANNER Modifications. To the Vendor's knowledge, the Purchased Entities have all necessary rights and interests, including licences, to develop modifications to, enhancements to, corrections to, improvements to, customizations of and derivative works based on the SCT Software. The Purchased Entities either own all rights, title and interests, including intellectual and industrial property rights, in and to all BANNER Modifications, other than the Customizations identified in Part B of Schedule 3.1.41, or have all necessary rights and interests, including licences, to use all such BANNER Modifications in accordance with the Software License Agreement between SCT Utility Systems, Inc. and Westcoast Energy Inc., effective as of April 29, 1996, as assigned to Enlogix CIS L.P. Other than any general descriptions of the BANNER Modifications provided in a Purchased Entity's marketing material, and other than any disclosures of any BANNER Modifications which have been made by one or more Purchased Entities to contractors who have been retained by a Purchased Entity to perform services in respect of Software and, in the case of contractors currently engaged by a Purchased Entity, who have agreed in writing to maintain the confidentiality of any such BANNER Modifications, and other than furnishing object code versions, and in the case of Manitoba Hydro and Centra Gas Manitoba Inc., furnishing a source code version under a software sublicense agreement with Enlogix CIS L.P., made as of January 28, 2002, of any such BANNER Modifications and associated user documentation to customers of the Business, the Purchased Entities have not disclosed to any Person, including SCT, and, subject to a possible obligation to disclose to SCT, are under no obligation or duty to disclose, to any Person, any BANNER Modifications, other than any Customizations (as defined in the SCT Development Agreement) developed by or to be developed by Enlogix CIS L.P. for SCT as part of the Services (as defined in the SCT Development Agreement).
(g)
CIS Software. Part C of Schedule 3.1.41 contains a complete and accurate listing of all Licensed Software which forms part of the CIS Software, and in each case, the name of the applicable licensor and the name of the Purchased Entity having rights in respect thereof. Part D of Schedule 3.1.41 contains a complete and accurate listing of all Proprietary Software which forms part of the CIS Software. Together, the Licensed Software identified in Part C of Schedule 3.1.41, the BANNER Modifications and the Proprietary Software identified in Part D of Schedule 3.1.41 comprise the CIS Software. Subject to: (i) any rights a licensor identified in Part C of Schedule 3.1.41 may have to the corresponding Licensed Software identified in Part C of Schedule 3.1.41; (ii) any rights SCT may have in or to BANNER Modifications; and (iii) any rights Manitoba Hydro and Centra Gas Manitoba Inc. may have under a software sublicense agreement with Enlogix CIS L.P., made as of January 28, 2002, no Person other than a Purchased Entity has the right to grant a license to or the right to permit other Persons to access the CIS Software. Other than disclosures made by one or more Purchased Entities to contractors who have been retained by a Purchased Entity to perform services in respect of any Proprietary Software identified in Part D of Schedule 3.1.41 and, in the case of contractors currently engaged by a Purchased Entity, who have agreed in writing to maintain the confidentiality of any such Proprietary Software, and other than furnishing object code versions, and in the case of Manitoba Hydro and Centra Gas Manitoba Inc., furnishing a source code version under a software sublicense agreement with Enlogix CIS L.P., made as of January 28, 2002, of any such Proprietary Software and associated user documentation to customers of the Business, the Purchased Entities have not disclosed, and are under no obligation or duty to disclose, to any Person any Proprietary Software identified in Part D of Schedule 3.1.41.

(h)
Licensed Software. Part E of Schedule 3.1.41 contains a complete and accurate listing of all Licensed Software other than: (i) the Licensed Software identified in Part C of Schedule 3.1.41; and (ii) off-the-shelf personal computer software subject to transferable licences, and in each case, the name of the applicable licensor. Subject to any rights or interests which a Person other than the licensor of any Licensed Software may have in the use of the Licensed Software, the Purchased Entities have all necessary rights and interests, including licences, to use all Licensed Software, excluding any software licensed from Oracle Corporation Canada Inc., in substantially the same manner as used at any time since December 22, 2000 or since the date when such rights and interests in the specific Licensed Software were first acquired by the Purchased Entities. The Purchased Entities maintain and have maintained sufficient licences in respect of all Licensed Software, excluding any software licensed from Oracle Corporation Canada Inc., and are not in underpayment of any fees owed to any licensor of any Licensed Software, excluding any software licensed from Oracle Corporation Canada Inc.. The Purchased Entities use and have used all Licensed Software in accordance with the provisions of the applicable licence therefor.
(i)
Source Code. Part F of Schedule 3.1.41 contains a complete and accurate listing of all Licensed Software, other than Licensed Software in Part C, the source code for which is in the possession of or has otherwise been made available to one or more Purchased Entities and in each case, the name of the Person who furnished or otherwise made such source code available to the Purchased Entities. Except as disclosed in Part G of Schedule 3.1.41, there are no source code escrow agreements to which a Purchased Entity is a party relating to any of the Software.
(j)
Proprietary Software. Part H of Schedule 3.1.41 contains a complete and accurate listing of all Proprietary Software other than the Proprietary Software identified in Part D of Schedule 3.1.41. To the Vendor's knowledge, no Person other than a Purchased Entity has any right or interest, including intellectual and/or industrial property rights, in or to any Proprietary Software in Part H of Schedule 3.1.41 and subject to any rights SCT may have in or to Banner Modifications and any rights Manitoba Hydro and Centra Gas Manitoba Inc. may have under a software sublicense agreement with Enlogix CIS L.P., made as of January 28, 2002, and to the Vendor's knowledge, no Person other than a Purchased Entity has any right or interest, including intellectual and/or industrial property rights, in or to any Proprietary Software in Part D of Schedule 3.1.41. With respect to all Proprietary Software and BANNER Modifications: (i) at least one Purchased Entity maintains machine-readable, master-reproducible copies, source code listings, and technical documentation for all releases or versions thereof currently used by a Purchased Entity to provide a service under a Contract to a customer; (ii) in each case, the machine-readable copy substantially conforms to the corresponding source code listing; and (iii) in each case, it can be maintained and modified by competent programmers familiar with the applicable language, hardware and operating systems.

(k)
To the Vendor's knowledge, the Purchased Entities have all necessary rights and interests, including licenses, to use the Intellectual Property and the Software in substantially the same manner as conducted in the year ended on the date of this Agreement. The use of the Intellectual Property and the Software in the Business does not: (i) breach or result in any non-fulfillment of any covenant or agreement that a Purchased Entity has with any other Person; (ii) breach any express licence or permission granted to a Purchased Entity by any other Person; (iii) to the Vendor's knowledge, breach any implied licence or permission granted to a Purchased Entity by any other Person; (iv) breach or violate any duty or obligation of confidentiality owed by a Purchased Entity to any other Person; or (v) to the Vendor's knowledge, infringe, violate or misappropriate any intellectual and/or industrial property right of any other Person or any intellectual and/or industrial property of any other Person. The use of the Intellectual Property and the Software in the Business has not: (v) breached or resulted in any non-fulfillment of any covenant or agreement that a Purchased Entity has with any other Person; (vi) breached any express licence granted to a Purchased Entity by any other Person; (vii) breached any implied licence granted to a Purchased Entity by any other Person; (viii) breached or violated any duty or obligation of confidentiality owed by a Purchased Entity to any other Person; or (ix) to the Vendor's knowledge, infringed, violated or misappropriated any intellectual and/or industrial property right of any other Person or any intellectual and/or industrial property of any other Person.
(l)
Other than in respect of Licensed Software and the Licensed Intellectual Property, and with the exception of the obligations of Enlogix CIS L.P. under the SCT Development Agreement, none of the Purchased Entities is subject to any obligation or arrangement pursuant to which any other Person has or shall have any rights, title or interests in or to any Intellectual Property or Software which is currently being developed or may in the future be developed by or for any Purchased Entity.
(m)
None of the Purchased Entities has received any written notice challenging a Purchased Entity's ownership of or right to use any Intellectual Property or Software or challenging the validity of any of the registrations or applications identified in Part A-1 of Schedule 3.1.41.
(n)
To the extent that any Person who is currently engaged by a Purchased Entity, other than a regular full-time employee of a Purchased Entity contributed to the conception, reduction to practise, invention, creation or development of any Proprietary Intellectual Property, Proprietary Software or BANNER Modifications, such Person has irrevocably assigned to such Purchased Entity in writing all intellectual and industrial property rights in such Person's contribution to any such Proprietary Intellectual Property, Proprietary Software or BANNER Modifications.
(o)
The Purchased Entities have used commercially reasonable efforts to maintain the confidentiality of any Proprietary Intellectual Property or Proprietary Software the value of which to the Purchased Entities is contingent upon maintenance of the confidentiality thereof.

(p) Except as disclosed in Part I of Schedule 3.1.41, to the Vendor's knowledge, no Person: (i) has breached or is in breach of, or has failed or is failing to fulfill any covenant or agreement with a Purchased Entity in respect of the Intellectual Property or the Software; (ii) has breached or is in breach of any express or implied licence granted by a Purchased Entity; (iii) has breached or is breaching or has violated or is violating any duty or obligation of confidentiality owed to a Purchased Entity; or (iv) has infringed, violated or misappropriated or is infringing, violating or misappropriating any intellectual and/or industrial property right of a Purchased Entity or any intellectual and/or industrial property of a Purchased Entity.
(q)
The Proprietary Intellectual Property and the Proprietary Software are not subject to any security interest, lien, charge, hypotec, pledge, encumbrance, mortgage or option. There are no security interests, liens, charges, hypotecs, pledges, encumbrances, mortgages or options against any Purchased Entity's rights or interests in the Licensed Software or the Licensed Intellectual Property. All amounts, including royalties, due and payable by each of the Purchased Entities to any licensors of any Licensed Intellectual Property or Licensed Software have been paid in full or accrued in the Financial Statements.
3.1.42	Data Processing

The Data Processing System (i) adequately meets the data processing needs of the Business and operations of each of the Purchased Entities as conducted during the last twelve (12) months, and (ii) together with any assets that would form part of the Data Processing System and are identified in the 2002 Outlook and Five Year Forecast of the Purchased Entities previously delivered to the Purchasers by the Vendor as assets that must be acquired, adequately meets the data processing needs arising out of or in connection with the performance of any services contemplated by all outstanding proposals and bids for new business by any of the Purchased Entities, in each case including the need to run the Application Software to process data for customers of each of the Purchased Entities. Each of the Purchased Entities has arranged for back-up data processing services adequate to meet its data processing needs in the event the Data Processing System or any of its components is rendered temporarily or permanently inoperative as a result of a natural or other disaster.
3.1.43	Permits and Registrations

Each of the Purchased Entities holds all applicable permits, licences, approvals, consents, authorizations, filings, registrations, certificates, franchises and other indicia of authority which are Related to the Business or are required in order to own the Assets or carry on the Business consistent with the manner in which it was conducted during the last twelve (12) months (collectively, the "Permits"). All the Permits are listed in Schedule 3.1.43 (including any applicable expiry dates) and are in full force and effect; each of the Purchased Entities is in compliance in all material respects with all the terms and conditions relating to the Permits; and there are no proceedings (as defined in Section 3.1.46) in progress, pending or, to the Vendor's knowledge, threatened which may result in revocation, cancellation, suspension, rescission or any adverse modification of any of the Permits. Except as set out in Schedule 3.1.15, neither the terms and conditions relating to the Permits nor the legislation or regulations pursuant to which the same were issued require that any consent or approval of, or filing with or notice to, any governmental agency or regulatory body or other Person be made to assure the continued holding by the Purchased Entities of the Permits after completion of the transaction contemplated by this Agreement. The Corporation is registered under Part IX of the Excise Tax Act (Canada).

3.1.44	Bank Accounts/Powers of Attorney
Schedule 3.1.44 lists:
(a)
the name of each bank, trust company and other financial institution in which any of the Purchased Entities holds accounts or safety deposit boxes and the names of every Person authorized to draw thereon or to have access thereto; and
(b) the name of each Person holding a general or special power of attorney from any of the Purchased Entities and a summary of the terms thereof.
3.1.45	Compliance with Laws
Each of the Purchased Entities is in compliance in all material respects with all Applicable Laws of each jurisdiction in which the Business is carried on.
3.1.46	Litigation and Other Proceedings

Except as set out in Schedule 3.1.46, there is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal); arbitration or other dispute settlement procedure; investigation or inquiry by any governmental, administrative, regulatory or similar body; or any similar action, suit, claim, application, complaint, investigation or proceeding (collectively "proceedings") pending or, to the Vendor's knowledge, threatened, against or involving any of the Purchased Entities or affecting the Business or the transactions contemplated by this Agreement, and, to the Vendor's knowledge, there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.
3.1.47	Corporate Records

The corporate or partnership records, as applicable, and minute books of each of the Purchased Entities contain complete and accurate copies of its articles, by-laws, shareholders and/or partnership agreements, every written resolution of directors, partners and shareholders, and minutes of all meetings of directors, partners and committees thereof and shareholders, as applicable, held since its date of formation, and all such meetings were duly called and held. The share certificate books, register of shareholders, record of partners, register of transfers and register of directors and officers, as applicable, of each of the Purchased Entities are complete and accurate.
3.1.48	Vendor Resident of Canada
The Vendor is not a non-resident of Canada for purposes of Section 116 of the Income Tax Act (Canada).
3.1.49	Full Disclosure

There is no misstatement of a material fact, or failure to disclose any material matter or fact, which renders any representations and warranties contained in this Article 3 inaccurate, untrue or misleading in any material respect.

3.2  By the Purchasers

3.2.1	ADS represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying upon the following representations and warranties in connection with its sale of the Purchased Shares:
	(a)	Incorporation and Status of ADS

ADS is duly incorporated and validly existing under the laws of its jurisdiction of incorporation. No act or proceeding has been taken by or against ADS in connection with the dissolution, liquidation, winding-up, bankruptcy or reorganization of ADS.

	(b)	Corporate Power of ADS and Due Authorization

ADS has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement. Each of this Agreement, the Ancillary Agreements and any other agreements, contracts and instruments required by this Agreement to be delivered by ADS at Closing has been duly authorized by ADS. This Agreement has been duly executed and delivered by ADS and is a valid and binding obligation of ADS, enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies. At the Time of Closing, the Ancillary Agreements will be duly executed and delivered by ADS and will be valid and binding obligations of ADS, enforceable in accordance with their respective terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.
	(c)	Consents and Approvals of ADS

Except for the required notification and approval under the Competition Act (Canada) described in Section 4.1.6, no authorization, consent, or approval of, or filing with or notice to, any governmental authority, regulatory body or court is required in connection with the execution, delivery or performance of this Agreement by ADS, or the purchase of the Purchased Shares hereunder.
3.2.2
LMGC represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying upon the following representations and warranties in connection with its sale of the Purchased Partnership Interest:
	(a)	Incorporation and Status of LMGC

LMGC is duly incorporated and validly existing under the laws of its jurisdiction of incorporation. No act or proceeding has been taken by or against LMGC in connection with the dissolution, liquidation, winding-up, bankruptcy or reorganization of LMGC.
	(b)	Corporate Power of LMGC and Due Authorization

LMGC has the corporate power and capacity to enter into, and to perform its obligations under, this Agreement. Each of this Agreement, the Ancillary Agreements and any other agreements, contracts and instruments required by this Agreement to be delivered by LMGC at Closing has been duly authorized by LMGC. This Agreement has been duly executed and delivered by LMGC and is a valid and binding obligation of LMGC, enforceable in accordance with its terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies. At the Time of Closing, the Ancillary Agreements will be duly executed and delivered by LMGC and will be valid and binding obligations of LMGC, enforceable in accordance with their respective terms, subject to the usual exceptions as to bankruptcy and the availability of equitable remedies.
	(c)	Consents and Approvals of LMGC

Except for the required notification and approval under the Competition Act (Canada) described in Section 4.1.6, no authorization, consent, or approval of, or filing with or notice to, any governmental authority, regulatory body or court is required in connection with the execution, delivery or performance of this Agreement by LMGC, or the purchase of the Partnership Interest hereunder.

3.3  No Finder's Fees

        Each of the Vendor, on one hand, and the Purchasers, on the other hand, represents and warrants to the other that such party has not taken, and agrees that it will not take, any action that would cause the other party or the Purchased Entities to become liable to any claim or demand for a brokerage commission, finder's fee or other similar payment. For greater certainty, the Vendor acknowledges that all fees or other amounts payable to Yorkton Securities Inc. in connection with the purchase and sale of the Purchased Interests or any other matters contemplated by this Agreement shall be at the sole expense of the Vendor and not any of the Purchased Entities or the Purchasers.

3.4  Survival of Representations, Warranties and Covenants

3.4.1	Vendor's Representations and Warranties

The representations and warranties of the Vendor contained in this Agreement (including without limitation those representations and warranties set out in Section 3.1) and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the Closing and shall survive for a period of twenty (20) months from the Closing Date, and notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Purchasers, shall continue in full force and effect for the benefit of the Purchasers, after which time the Vendor shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by either of the Purchasers in writing (setting out in reasonable detail the nature of the Claim and the approximate amount of such Claim) before the expiration of such period, provided, however, that:
	(a)	there shall be no time limit on the representations and warranties set out in Sections 3.1.6 to 3.1.8 and 3.1.10 to 3.1.12 inclusive;
(b)
the representations and warranties set out in Section 3.1.38 (Tax Matters), and the representations and warranties set out in Section 3.1.9 (Reorganization) to the extent they relate to Governmental Charges and Taxes, shall continue in full force and effect after Closing for the benefit of the Purchasers in respect of each taxation year of each of the Purchased Entities to which it relates until the expiration of the applicable time period within which Canada Customs and Revenue Agency (or any other applicable taxing authority) may issue a reassessment in respect of that taxation year under the Income Tax Act (Canada) (or any other applicable Governmental Charges and Taxes legislation); and
(c)
no claim for breach of representation or warranty shall be valid unless the party against whom such claim is made has been given notice thereof before the date on which the applicable representation or warranty shall have terminated in accordance with the foregoing.

3.4.2	Purchasers' Representations and Warranties

The representations and warranties of the Purchasers contained in this Agreement (including without limitation those representations and warranties set out in Section 3.2) and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the Closing for a period of twenty (20) months from the Closing Date, and notwithstanding the Closing, shall continue in full force and effect for the benefit of the Vendor, after which time each of the Purchasers shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Vendor in writing (setting out in reasonable detail the nature of the Claim and the approximate amount of such Claim) before the expiration of such period, provided, however that:
(a) there shall be no time limit on the representations and warranties set out in Sections 3.2.1 and 3.2.2; and
(b)
no claim for breach of representation or warranty shall be valid unless the party against whom such claim is made has been given notice thereof before the date on which the applicable representation or warranty shall have terminated in accordance with the foregoing.
3.4.3	Covenants

The covenants of each of the Purchasers and the Vendor set forth in this Agreement shall survive the completion of the purchase and sale of the Purchased Interests herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the other party in accordance with the terms thereof.

ARTICLE 4
CONDITIONS

4.1  Conditions for the Benefit of the Purchasers

        The obligation of the Purchasers to complete the purchase of the Purchased Interests pursuant to this Agreement is subject to the satisfaction of, or compliance with, at or prior to the Time of Closing, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Purchasers); and the Vendor agrees with the Purchasers to take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the following conditions are fulfilled at or before the Time of Closing:

4.1.1	Closing Documents and Proceedings

All documents relating to the authorization and completion of the transactions contemplated by this Agreement to be executed and delivered (including without limitation those listed in Section 7.2), and all actions and proceedings to be taken, at or prior to the Time of Closing in connection with the performance by the Vendor of its obligations under this Agreement shall be reasonably satisfactory to the Purchasers and to the Purchasers' Counsel and each of the Purchasers shall have received copies of all such documents and evidence that all such actions and proceedings have been taken as it may reasonably request, in form and substance satisfactory to the Purchasers and the Purchasers' Counsel, acting reasonably.

4.1.2	Delivery of Share Certificates and Evidence of Transfer of the Purchased Partnership Interest

The Vendor shall have delivered to ADS share certificates representing the Purchased Shares duly endorsed for transfer and to LMGC evidence satisfactory to LMGC of the transfer of the Purchased Partnership Interest.
4.1.3	Ancillary Agreements
The Vendor and the Purchased Entities, as applicable, shall have executed and delivered, or caused to be executed and delivered, to each of the Purchasers, as applicable, the Ancillary Agreements.
4.1.4	Release from the Vendor and its Affiliates

The Vendor shall provide on its own behalf and on behalf of its Affiliates (other than the Purchased Entities and Union Gas Limited), and shall cause Union Gas Limited to provide, to each of the Purchased Entities a full and final release of all claims relating to all matters prior to the Closing, except for claims arising under this Agreement or any Ancillary Agreement and claims arising in respect of the trade payables owing to the Vendor or any of its Affiliates that were incurred in the Ordinary Course of the Business in connection with services performed.
4.1.5	No Litigation
There shall be no litigation or proceedings:
(a)
pending or threatened against any of the Purchased Entities, any of the parties hereto or against any of their respective Affiliates or any of their respective directors or officers, or involving the assets and properties of any of them, for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement; or
(b)	pending or threatened against any of the Purchased Entities, any of the parties hereto or against any of their respective Affiliates or any of their respective directors or officers which:
	(i)	in the result, could adversely affect the right of the Purchasers to acquire or retain any of the Purchased Interests; or
	(ii)	if successful, would have a Material Adverse Effect on the Purchased Entities.
4.1.6	Competition Act

Notification shall have been made pursuant to Part IX of the Competition Act (Canada) (the "Act") and the applicable waiting period shall have expired and either: (i) an advance ruling certificate pursuant to Section 102 of the Act to the effect that the Director of Investigation and Research under the Act does not at that time intend to make application to the Competition Tribunal under Section 92 of the Act in respect of the transactions contemplated in this Agreement has been obtained; or (ii) written notification from the Commissioner appointed under the Act (the "Commissioner") that he does not intend to make an application under Section 92 of the Act in respect of the proposed transaction (a "no-action letter") has been obtained.
4.1.7	Consents and Approvals
The consents and approvals required under the Master Agreement between Enlogix CIS L.P. and Telus Enterprise Solutions Inc. dated August 1, 2000 shall have been obtained.

4.1.8	Oracle Assignment

The Vendor shall have delivered, or caused to be delivered, to the Purchasers the Oracle Assignment. In the event that at the Time of Closing, the Vendor has not delivered, or caused to be delivered, to the Purchasers the Oracle Assignment, the Assignment Withheld Amount shall be $200,000.00; otherwise, the Assignment Withheld Amount shall be $0.00.
4.1.9	Westcoast Oracle Certificate

The Vendor shall have delivered, or caused to be delivered, to the Purchasers the Westcoast Oracle Certificate. In the event that at the Time of Closing, the Vendor has not delivered, or caused to be delivered, to the Purchasers the Westcoast Oracle Certificate, the Certificate Withheld Amount shall be $625,000.00; otherwise, the Certificate Withheld Amount shall be $0.00.

4.2  Conditions for the Benefit of the Vendor

The obligation of the Vendor to complete the sale of the Purchased Interests hereunder is subject to the satisfaction of, or compliance with, at or prior to the Time of Closing, each of the following conditions (each of which is acknowledged to be for the exclusive benefit of the Vendor); and each of the Purchasers agrees with the Vendor to take all such actions, steps and proceedings as are reasonably within its control as may be necessary to ensure that the following conditions are fulfilled at or before the Time of Closing:
4.2.1	Payment of Purchase Price

ADS shall have paid the portion of the Share Purchase Price payable on Closing in accordance with Section 2.2.1 and LMGC shall have paid the portion of the Partnership Interest Purchase Price payable on Closing in accordance with Section 2.2.2.
4.2.2	Closing Documents and Proceedings

All documents relating to the authorization and completion of the transactions contemplated by this Agreement to be executed and delivered (including without limitation those listed in Section 7.2), and all actions and proceedings to be taken, at or prior to the Time of Closing in connection with the performance by each of the Purchasers of its obligations under this Agreement shall be reasonably satisfactory to the Vendor and to the Vendor's Counsel and the Vendor shall have received copies of all such documents and evidence that all such actions and proceedings have been taken as it may reasonably request, in form and substance satisfactory to the Vendor and the Vendor's Counsel, acting reasonably.
4.2.3	Ancillary Agreements
Each of the Purchasers, as applicable, shall have executed and delivered to the Vendor and the Purchased Entities, as applicable, the Ancillary Agreements.
4.2.4	No Litigation

There shall be no litigation or proceedings pending or threatened against any of the Purchased Entities, any of the parties hereto, or against any of their respective Affiliates, or any of their respective directors or officers, or involving the assets or properties of any of them, for the purpose of enjoining, preventing or restraining or prohibiting the completion of the transactions contemplated by this Agreement.

4.2.5	Competition Act

Notification shall have been made pursuant to Part IX of the Act and the applicable waiting period shall have expired and either: (i) an advance ruling certificate pursuant to Section 102 of the Act to the effect that the Director of Investigation and Research under that Act does not at that time intend to make application to the Competition Tribunal under Section 92 of the Act in respect of the transactions contemplated in this Agreement has been obtained; or (ii) written notification from the Commissioner that he does not intend to make an application under section 92 of the Act in respect of the proposed transaction (a "no-action letter") has been obtained.
4.2.6	Consents and Approvals
The consents and approvals required under the Master Agreement between Enlogix CIS L.P. and Telus Enterprise Solutions Inc. dated August 1, 2000 shall have been obtained.

ARTICLE 5
ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

5.1  Corporate Action and Resignations

        At or prior to the Time of Closing, the Vendor shall cause all necessary action or corporate action, as applicable, to be taken for the purpose of approving the transfer of the Purchased Interests to the Purchasers. At or prior to such time, the Vendor shall also obtain (a) the resignations of each of the directors and officers of the Purchased Entities, and (b) releases from, each of the directors and officers of the Purchased Entities other than Anthony Haines, Don Critchley, John McKinnon, Mark Board and Janet Fraser.

5.2  Bank Accounts

        At or prior to the Time of Closing, the Vendor shall: (a) take, or cause to be taken, all actions necessary to terminate the involvement of the bank accounts described in Schedule 3.1.44 in the Vendor's cash concentration account program effective as of the Time of Closing; and (b) ensure that sufficient funds are remaining in the bank accounts described in Schedule 3.1.44 to satisfy any and all cheques, money orders, bank drafts, electronic funds transfers or other commitments to pay that are outstanding as of the Time of Closing and that can be withdrawn from such bank accounts by the payee or its agent within 15 days of the Closing Date without any further action on the part of any of the Purchased Entities. For greater certainty, the parties acknowledge and agree that the funds remaining in the bank accounts described in Schedule 3.1.44 as required by this Section 5.2 shall be included in the calculation of the value of the current assets of the Purchased Entities for purposes of Sections 2.3 and 2.4.

5.3  Undertaking to Discharge Security Interests

        The Vendor undertakes, at the expense of the Vendor and with the co-operation of, and assistance from, the Purchasers, to obtain a discharge of the security interest registered against the Corporation and its Assets by Jaguar Credit Canada, a Division of Primus AFS under the registration number 20010306 1754 1531 8237 as soon as reasonably practicable after Closing, but in no event shall such discharge be obtained any later than thirty (30) days following the Closing Date.

5.4  Repayment of Loan

        At or prior to the Time of Closing, the Vendor shall cause the loan made by Enlogix CIS L.P. to Anthony Haines and Lea Campbell to be repaid and satisfied in full.

5.5  Termination of Employees and Consulting Arrangements

        At or prior to the Time of Closing: (a) the Vendor shall cause the Purchased Entities to terminate the employment of Anthony Haines, Don Critchley and John McKinnon in accordance with the terms and conditions of the Human Resources Agreement; and (b) the Consulting Agreements shall be executed by each of the parties thereto. The Purchasers agree to notify the Vendor in the event that the Purchasers or Enlogix CIS L.P. decides to (a) terminate either or both of the Consulting Agreements, or (b) amend the Consulting Agreement to reflect a material adverse change in the terms and conditions thereof.

5.6  Obtaining of Consents and Approvals

        If any of the consents and approvals described in Schedule 3.1.15 (other than the consents and approvals described in Sections 4.1.6, 4.1.7, 4.2.5 and 4.2.6) have not been obtained as of the Closing Date, (a) the Purchasers shall continue to pursue such consents after the Closing Date; and (b) the Vendor shall co-operate and provide such assistance as is reasonably requested by the Purchasers from time to time in obtaining such consents.

5.7  Termination of Intercompany Services and Transfer of Assets and Licences

5.7.1	At the Time of Closing, the parties agree that, except as set out in the Ancillary Agreements, the Intercompany Services shall terminate effective immediately.
5.7.2
The Purchasers shall cause the Purchased Entities to provide reasonable access, in a manner that is not disruptive to the Business and any other operations of the Purchased Entities, to the Canadian Employees and to the United States Employees (both as defined in the Human Resources Agreement) at such times as are necessary for the purpose of facilitating payment of bonuses and other compensation payable pursuant to the Incentive Plans including the Enlogix Retention and Sales Incentive Plan (as defined in the Human Resources Agreement), which access shall be provided until such time as such bonuses and other compensation are paid out in accordance with the terms of such Incentive Plans.
5.7.3
The Vendor undertakes, at the expense of the Vendor and with the co-operation of, and assistance from, the Purchasers, to transfer to Enlogix CIS L.P. the Microsoft software licences for desktop applications currently used by or made available to Enlogix CIS L.P. as soon as reasonably practicable after the Closing Date, but in no event shall such transfer take place any later than one hundred and twenty (120) days following the Closing Date. The Vendor shall deliver to the Purchasers a copy of the form that will be submitted to the licensor of such Microsoft software licences requesting that such Mircosoft software licences be transferred to Enlogix CIS L.P.
5.7.4	(a)
The Vendor agrees that, to the extent there are any assets (other than contracts, licenses and other agreements with third party service providers (the "Third Party Contracts")) that are used by the Purchased Entities and necessary to carry on the Business as carried on by the Purchased Entities immediately prior to the Closing, that are not owned by the Purchased Entities or to which the Purchased Entities do not have the right to use or enjoy the benefit of following the Closing and which are identified to the Vendor as assets that meet the criteria described in this Section 5.7.4(a) within one (1) year following the Closing Date, the Vendor shall, as soon as reasonably practicable after such asset has been identified, transfer such assets to the Purchased Entities or enter into any reasonable arrangement designed to provide the ownership, use or benefit of such assets to or for the benefit of the Purchased Entities.

(b)
The Vendor agrees that, to the extent there are any Third Party Contracts, including any support, service, maintenance and administration agreements, equipment leases or software licenses, that are used by the Purchased Entities and necessary to carry on the Business as carried on by the Purchased Entities immediately prior to the Closing, that are not owned by or in the name of the Purchased Entities or to which the Purchased Entities do not have the right to use or enjoy the benefit of following the Closing and which are identified to the Vendor as Third Party Contracts that meet the criteria described in this Section 5.7.4(b) within one (1) year following the Closing Date, the Vendor shall, as soon as reasonably practicable after such Third Party Contract has been identified, transfer or assign such Third Party Contracts to the Purchased Entities to the extent that they relate to the Purchased Entities in accordance with the terms of such Third Party Contracts; if the Vendor is unable to transfer or assign any such Third Party Contract, it shall use commercially reasonable efforts to assist and facilitate the Purchased Entities to enter into a reasonable alternative arrangement designed to provide substantially similar rights and benefits to or for the benefit of the Purchase Entities on substantially similar terms and conditions (including pricing applicable for a period similar to the remaining term of the applicable Third Party Contract); and, if the Purchased Entities are unable to enter into such alternative arrangement, the Vendor shall enter into any reasonable arrangement designed to provide the benefits of such Third Party Contract to or for the benefit of the Purchased Entities.
(c)
The Parties acknowledge and agree that nothing in this Section 5.7.4 shall: (i) qualify, or place any limitation on, any representation or warranty made by the Vendor under this Agreement; or (ii) limit or prejudice the right of the Purchasers to make any Claim for a breach of any representation or warranty made by the Vendor under this Agreement.

5.8  Arrangements with respect to Support Obligations

5.8.1	From and after the Time of Closing, ADS hereby assumes and agrees to pay and discharge when due, and promptly upon request of the Vendor, reimburse the Vendor and indemnify and hold the Vendor harmless with respect to any Liabilities incurred by the Vendor from and after the Time of Closing pursuant to the following Support Obligations:
(a)
the guarantee dated February 23, 1998 given by the Vendor in favour of the City of Calgary and assigned to Enmax Encompass Inc. as of January 1, 2001 in respect of continued services to be provided under the CIS Business Services Agreement dated February 20, 1998 between the City of Calgary and the Corporation; and
(b)
the guarantee in favour of Duke-Weeks Realty Limited Partnership in respect of the Subsidiary's lease obligations under a lease dated May 21, 2001 between Duke-Weeks Realty Limited Partnership and the Subsidiary providing for the lease of 3655 Brookside Parkway, Alpharetta, Georgia, United States of America, 30022;

provided that (a) such Liabilities relate to, or are in connection with, matters that occurred after the Time of Closing; and (b) ADS' assumption and indemnification obligations in respect of a Support Obligation described in this Section 5.8.1 shall terminate effective immediately without any further action by any of the parties hereto on the date on which the Vendor obtains a release in respect of such Support Obligation as contemplated in Section 5.8.2.

5.8.2
The Vendor may, at its expense, with such cooperation and assistance from ADS as the Vendor may reasonably request (which cooperation and assistance will be provided at the Vendor's expense), effect the complete and unconditional release of the Vendor and its Affiliates (other than the Purchased Entities) from any and all liabilities and obligations in respect of the guarantees, financial support and other obligations listed in Schedule 5.8.2 (collectively, the "Support Obligations"). For purposes of this Section 5.8.2, the Purchasers shall not be required to pay any monies or give any other consideration, guarantees or financial support in connection with the releases obtained by the Vendor and its Affiliates under this Section 5.8.2 other than providing an acknowledgement to Enmax Encompass Inc. and/or Duke-Weeks Realty Limited Partnership, as applicable, that ADS has assumed all of the liabilities and obligations described in Section 5.8.1.

5.9  Tax Returns for Closing Year

        The Vendor shall after the Closing Date prepare all Tax Returns and other returns related to Governmental Charges and Taxes required to be filed by the Purchased Entities for the taxation year ending as a consequence of the Closing, and for any fiscal period beginning before the Closing (including for greater certainty the taxation year of the Corporation ended March 13, 2002 due to an acquisition of control). Such returns shall be prepared in a manner consistent with prior returns filed by the Purchased Entities. Such returns shall be provided to the Purchasers for review at least 45 days prior to their due date (except for the returns due September 13, 2002). In addition, the Vendor may prepare amended income tax returns for the Purchased Entities for years ended prior to Closing for the purpose of delivering the undepreciated capital cost required by Section 3.1.38(f). Provided that the Purchasers are satisfied that such returns are properly completed, they shall cause the Purchased Entities to sign and file such returns in a timely manner. If the Purchasers are not satisfied, the Purchasers and Vendor agree to appoint one of the four large accounting firms to advise them on the proper manner of completion of the returns. The third party cost of such a review shall be shared equally by the Vendor and the Purchasers. The Purchasers shall make available all documents and records and access to personnel of the Purchased Entities necessary to enable the Vendor to prepare such returns, and the Vendor shall co-operate with the Purchasers and the Purchased Entities and make available all documents and records in the Vendor's possession and access to personnel of the Vendor necessary to resolve matters related to Governmental Charges and Taxes with respect to the pre-Closing periods of the Purchased Entities. The Vendor shall pay all Governmental Charges and Taxes that relate to any taxation or fiscal year ending as a consequence of the Closing or before Closing. The parties agree to request approval from the Canada Customs and Revenue Agency and all relevant provincial tax authorities to have a fiscal year end of Enlogix CIS L.P. immediately prior to the Closing Date. If such approval is not received, the Vendor shall be allocated 99% of the taxable income or loss of Enlogix CIS L.P. for the period from the first day of its current fiscal year (i.e. January 1, 2002) to the Closing Date (with any capital cost allowance claimed for the year being allocated between such period and the remainder of the year in the manner agreed by the Vendor and the Purchasers and consistent with the requirement of Section 3.1.38(f)), notwithstanding that the Vendor may no longer be a partner at the end of its current fiscal year or any subsequent fiscal year, and the parties hereto and the Purchased Entities agree to amend the agreement governing Enlogix CIS L.P. and to enter into any other agreements as may be necessary or desirable to ensure this result. The Vendor shall pay the amount of any Governmental Charges and Taxes relating to the pre-Closing portion of a fiscal period of any of the Purchased Entities (including Enlogix CIS L.P.) beginning before but ending after the Closing. Also in the event such approval is not received, the Vendor shall reimburse the Purchased Entities for 50% of the third party costs associated with preparation of tax statements or returns for Enlogix CIS L.P. for such period, and the completion of the allocation of taxable income or loss described above.

5.10 Covenant Not to Compete

5.10.1
In order to ensure that the Purchasers receive the expected benefits of acquiring the Purchased Interests, for a period of three (3) years after the Closing Date, the Vendor shall not, and shall ensure that its Affiliates do not, individually or in partnership or jointly or in conjunction with any other Person, as principal, agent, shareholder, consultant, trustee or in any other manner whatsoever, whether directly or indirectly, invest in, own, manage, operate, carry on or be engaged or concerned with or have a financial interest in or advise, lend money to, guarantee the debts or obligations of, or permit its name or any part thereof to be used or employed by or associated with, any Person which is directly or indirectly through an Affiliate or otherwise, engaged in the business of providing billing system or customer care outsourcing solutions for utilities and energy companies in any manner whatsoever (a "Competitive Business") in all or any part of the Territory.
5.10.2	Notwithstanding anything to the contrary in this Section 5.10, the Vendor and its respective Affiliates shall not be prohibited from:
(a)
engaging in a Competitive Business for the sole purpose of providing services to itself or to Duke Energy Corporation or any of its Affiliates (other than Union Gas Limited or Pacific Northern Gas Ltd.);
(b)
holding shares or securities listed on a recognized stock exchange or traded in an over-the-counter or other recognized market of any Person provided that such holdings do not exceed 5% of the outstanding shares or securities or principal amount of such securities, as applicable, so listed or traded;
(c)	acquiring assets or securities of a Person where the business conducted by the Person (and its Affiliates, if any) includes a Competitive Business, provided that:
(i)
the annual gross revenues derived from such Competitive Business when acquired constitute less than 10% of the annual gross revenues of such Person (and its Affiliates, if any) for the financial year of the Person ending immediately before the date of acquisition;
(ii)
if the annual gross revenues derived from such Competitive Business component of such Person when acquired constitute 10% or more of the annual gross revenues of such Person (and its Affiliates, if any), the Vendor or its Affiliate, as applicable, disposes of the Competitive Business, subject to Section 5.10.3, within the later to occur of:
(A)
15 months following the Trigger Date (as defined in Section 5.10.3) (or such longer period as may be reasonably required to obtain any approvals or consents that may be required by Applicable Law, provided that in no event shall such longer period exceed 20 months following the Trigger Date); and
(B)
such longer period as may be reasonably required to dispose of such portion of the Competitive Business component in order to enable the Vendor or its Affiliate, as applicable, to dispose of such Competitive Business component on a commercially reasonable basis, but in no event to exceed 20 months following the Trigger Date;

(iii)
if the annual gross revenues derived from such Competitive Business component of such Person when acquired constitute less than 10% of the annual gross revenues of such Person (and its Affiliates, if any) but thereafter constitute more than 10% of the annual gross revenues of such Person (and its Affiliates, if any) determined as of the most recent fiscal quarter end, the Vendor or its Affiliate, as applicable, disposes of the Competitive Business, subject to Section 5.10.3, within the later to occur of:
(A)
15 months following the Trigger Date (or such longer period as may be reasonably required to obtain any approvals or consents that may be required by Applicable Law, provided that in no event shall such longer period exceed 20 months following the Trigger Date); and
(B)
such longer period as may be reasonably required to dispose of such portion of the Competitive Business component in order to enable the Vendor or its Affiliate, as applicable, to dispose of such Competitive Business component on a commercially reasonable basis, but in no event to exceed 20 months following the Trigger Date;
(d)	being acquired, by way of acquisition, merger or other combination or consolidation, by a Person, a component of which is engaged in a Competitive Business, provided that:
(i)
the annual gross revenues derived from such Competitive Business component of such Person or the resulting combined or consolidated Person constitutes less than 10% of the annual gross revenues of such Person (and its Affiliates, if any) on the date of, but after giving effect to, such acquisition, merger, consolidation or combination; or
(ii)
if the annual gross revenues derived from such Competitive Business component of such Person constitutes 10% or more of the annual gross revenues of such Person (and its Affiliates, if any) on the date of, but after giving effect to, such acquisition, merger, combination or consolidation, the Vendor or its Affiliate, as applicable, disposes of that portion of the Competitive Business component necessary to ensure that the Competitive Business component of such Person constitutes less than 10% of the annual gross revenues of such Person (and its Affiliates, if any) on the date of such disposition within the later to occur of:
(A)
18 months following the date of such acquisition, merger, combination or consolidation (or such longer period as may be reasonably required to obtain any approvals or consents that may be required by Applicable Law, provided that in no event shall such longer period exceed 24 months following the date of such acquisition, merger, combination or consolidation); and
(B)
such longer period as may be reasonably required to dispose of such portion of the Competitive Business component in order to enable the Vendor or its Affiliate, as applicable, to dispose of such Competitive Business component on a commercially reasonable basis, but in no event to exceed 24 months following the date of such acquisition, merger, combination or consolidation;

(iii)
if the annual gross revenues derived from such Competitive Business component of such Person constitutes less than 10% of the annual gross revenues of such Person (and its Affiliates, if any) on the date of, but after giving effect to, such acquisition, merger, combination or consolidation but thereafter constitutes 10% or more of the annual gross revenues of such Person (and its Affiliates, if any) determined as of the most recent fiscal quarter end, the Vendor or its Affiliate, as applicable, disposes of that portion of the Competitive Business component necessary to ensure that the Competitive Business component of such Person constitutes less than 10% of the annual gross revenues of such Person (and its Affiliates, if any) on the date on which the obligation to sell is triggered under this Section 5.10.2(d)(iii) within the later to occur of:
(A)
18 months following the date on which the obligation to sell is triggered under this Section 5.10.2(d)(iii) (or such longer period as may be reasonably required to obtain any approvals or consents that may be required by Applicable Law, provided that in no event shall such longer period exceed 24 months following the date on which the obligation to sell is triggered under this Section 5.10.2(d)(iii)); and
(B)
such longer period as may be reasonably required to dispose of such portion of the Competitive Business component in order to enable the Vendor or its Affiliate, as applicable, to dispose of such Competitive Business component on a commercially reasonable basis, but in no event to exceed 24 months following the date on which the obligation to sell is triggered under this Section 5.10.2(d)(iii);
(e)
in the case of an Affiliate of the Vendor where the Vendor or Duke Energy Corporation does not exercise legal control, engaging in a Competitive Business provided that Duke Energy Corporation and/or the Vendor have taken all actions within its power or control to prevent such Affiliate from engaging in such Competitive Business and to cause such Affiliate to comply with the terms of Section 5.10.1, including exercising all veto, voting, contractual and/or management rights of the Vendor in respect of such Affiliate and its actions;

(f)
entering into joint ventures, partnerships or other business relationships with Persons who carry on a Competitive Business so long as such joint venture, partnership or business relationship is not involved in a Competitive Business; or
(g)
carrying on its business in the Ordinary Course with Persons who carry on a Competitive Business where the business in the Ordinary Course (which, for greater certainty, includes any of the matters included in Section 5.10.1) is unrelated to the Competitive Business.
5.10.3
Promptly following an acquisition under Section 5.10.2(c), the Vendor or its Affiliate, as applicable, will give written notice to the Purchasers of the acquisition. If the Purchasers express an interest in purchasing the Competitive Business component within 10 days following receipt of the notice, the parties will negotiate in good faith for 30 days following the Purchaser's expression of interest for the purpose of selling the Competitive Business component (the end of such 30-day period being the "Trigger Date").
5.10.4	Notwithstanding anything to the contrary in this Section 5.10, Duke Energy Corporation and its Affiliates shall not be prohibited from:
(a)
providing, in North Carolina and South Carolina, the services that they currently provide to their customers in North Carolina and South Carolina, which services, the Vendor acknowledges and agrees, do not include billing or invoicing system services that are provided to utilities or energy companies; or
(b)
engaging in a Competitive Business in North Carolina and South Carolina, provided that Duke Energy Corporation does not enter into any arrangement to provide services to (i) Progress Energy or Scana Corporation or any successor thereof, or (ii) any other utility or energy company in North Carolina or South Carolina with a comparable number of customer accounts, as part of such Competitive Business.

5.11 Non-Solicitation

5.11.1
The Vendor shall not, and shall ensure that its Affiliates do not, at any time within the three (3) year period following the Closing Date, in any manner whatsoever, hire or offer to hire or entice away or in any other manner persuade any employee, to discontinue any such Person's relationship with any of the Purchased Entities or the Purchasers, except that nothing in this Section 5.11.1 will prevent the Vendor or any of its Affiliates from offering to hire or soliciting any employer, consultant or independent contractor through advertising in a newspaper or periodical or trade publication of general circulation, or employing any such employee, consultant or independent contractor who responds to the solicitation or who contacts the Vendor or any of its Affiliates on his or her own initiative.
5.11.2
The Vendor shall not, and shall ensure that its Affiliates do not, at any time within the three (3) year period following the Closing Date, in any manner whatsoever, entice away or persuade a Customer to cease or refrain from doing business with, or reduce the amount of business which any such Customer has historically done, with the Purchased Entities. For purposes of this Section 5.11.2, "Customer" means any Person that (A) as of the relevant date is a customer of the Business or has received a proposal or bid for new business from any of the Purchased Entities, or (B) was a customer of the Business or received a proposal or bid for new business from any of the Purchased Entities within the immediately preceding twelve (12) month period.

5.12 Confidentiality

        The Vendor acknowledges that it has had access to confidential and proprietary information and trade secrets ("Confidential Information") relating to the Purchased Entities and the Business, including financial information and information relating to the present and contemplated services, customer lists, prospects, marketing, and confidential information relating to customers and consumers associated with the Business, the disclosure of any of which to competitors of the Business or to the general public would be detrimental to the best interest of the Purchasers. The Vendor acknowledges and agrees with the Purchasers that the right to maintain the confidentiality of such Confidential Information, and the right to preserve the goodwill of the Business, constitute proprietary rights which the Purchasers are entitled to protect. Accordingly, the Vendor covenants and agrees with each of the Purchasers that it will not at any time hereafter disclose to any Person, or use for its own benefit, any of such Confidential Information (other than information which is in the public domain at the time of such disclosure or information which subsequently comes into the public domain without breach by the Vendor under this Agreement or any of the Ancillary Agreements).

Nothing in this Section 5.12 shall preclude the Vendor from disclosing, without liability, the Confidential Information if (and to the extent that) such disclosure is required by Applicable Law. If the Vendor is required to make such disclosure, it shall:

5.12.1
to the extent not prohibited by law, give the Purchasers and the Purchased Entities prompt notice of the requirement so that the Purchasers and the Purchased Entities may have the opportunity to seek an appropriate protective order or pursue such legal action, remedy or assurance as it deems necessary to preserve the confidentiality of the Confidential Information;
5.12.2	refrain from opposing, and co-operate at the Purchaser's expense in the obtaining of, any action by the Purchasers or the Purchased Entities to obtain a protective order or other remedy or assurance;
5.12.3
take all reasonable steps (after consultation with the Purchasers and at the Purchasers' request and expense) to preserve the confidential nature of the Confidential Information, including requesting that the Confidential Information not be released to third parties or the public and disclosing only that portion of the Confidential Information that is, in the opinion of its counsel, legally compelled to disclose; and

to the extent not prohibited by law, provide the Purchasers and the Purchased Entities with as much prior notice as is reasonably possible of the fact and proposed content of any disclosure and co-operate in ensuring consistency in disclosure and communications.

5.13 Remedies

        The Vendor acknowledges that a breach by it of any of the covenants contained in Sections 5.10, 5.11 and 5.12 of this Agreement would result in damages to the Purchasers and that the Purchasers may not be adequately compensated for such damages by monetary award alone. Accordingly, the Vendor agrees that in the event of any such breach, in addition to any other remedies available at law or otherwise, each of the Purchasers shall be entitled as a matter of right to apply to a court of competent jurisdiction for relief by way of injunction, restraining order, decree or otherwise as may be appropriate to ensure compliance by the Vendor with such covenants. Any remedy expressly set out in this Agreement shall be in addition to and not inclusive of or dependent upon the exercise of any other remedy available at law or otherwise.

5.14 Reasonableness of Restrictions

        The Vendor agrees that all restrictions set out in Sections 5.10, 5.11 and 5.12 of this Agreement are necessary and fundamental to the protection of the respective businesses of the Purchased Entities and the Purchasers and are reasonable and valid. All defences to the strict enforcement of such provisions against the Vendor are hereby waived.

5.15 Consent to Sublease

        The Vendor undertakes to and in favour of the Purchasers to use commercially reasonable efforts to obtain the consent of the landlord under the Head Lease (as defined in the Sublease) to the Sublease and the waiver of the landlord's right of first offer pursuant to Section 12.04 of the Head Lease in the form previously provided to the landlord within ninety (90) days following the Closing Date. In the event that, within the ninety (90) day period following the Closing Date, the landlord under the Head Lease; (a) does not provide such consent to the Sublease, or a consent to the Sublease that is otherwise in form and substance satisfactory to the Purchasers and the Purchasers' Counsel, acting reasonably; (b) indicates that it will not provide such a consent; (c) does not waive its right of first offer pursuant to Section 12.04 of the Head Lease; (d) terminates the Head Lease in accordance with its terms; or (e) requests that Enlogix CIS L.P. vacate the Sublease Premises (as defined in the Sublease), Enlogix CIS L.P. shall have the right to terminate the Sublease without penalty upon written notice to Union Gas Limited and the Vendor and the Vendor shall indemnify Enlogix CIS L.P. for any and all Liability that Enlogix CIS L.P. may incur arising or resulting from, or relating to, the failure to obtain that unconditional consent of the landlord under the Head Lease to the Sublease and the waiver of the landlord's right of first offer pursuant to Section 12.04 of the Head Lease in accordance with this Section 5.1.15, including all costs and expenses incurred by Enlogix CIS L.P. in connection with moving their operations to new premises (which new premises will be comparable in size, location and building quality to the Subleased Premises) and any excess rent or other payments required to be paid by Enlogix CIS L.P. in connection with any new premises. In the event that Enlogix CIS L.P. exercises its right to terminate the Sublease in accordance with this Section 5.1.15, the Vendor shall be entitled to assist Enlogix CIS L.P. in procuring premises that are comparable to the Subleased Premises.

ARTICLE 6
INDEMNIFICATION

6.1  Indemnification by the Vendor

        The Vendor shall indemnify and save each of the Purchasers and their respective directors, officers, employees, agents, representatives and Affiliates (including, without limitation, the Purchased Entities), harmless from and against any and all Claims which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

6.1.1
any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;
6.1.2
any breach of or any non-fulfilment of any covenant or agreement on the part of the Vendor under this Agreement, including under any indemnity provisions, or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;

6.1.3
any and all Liabilities relating to or arising in connection with the Reorganization including (i) any and all Liabilities, indebtedness or debts (including without limitation, Liabilities for any and all Governmental Charges and Taxes) of any nature whatsoever, incurred or arising as a result of the Reorganization, including any Liabilities which, but for the Reorganization, would not have been a liability, obligation, indebtedness or debt of any of the Purchased Entities and any other expenses related thereto; and (ii) any and all Liabilities attributable to any step of the Reorganization, the result of which is to cause any of the Purchased Entities to be in breach of any obligation, duty or responsibility to another Person, and (iii) any obligation to pay any employee, officer, director or shareholder of any of the Purchased Entities a bonus or similar payment;
6.1.4
Enlogix CIS L.P.'s obligations under Section 12 "Intellectual Property Right Infringement Indemnification" of the SCT Development Agreement, except to the extent Enlogix CIS L.P.'s obligations under such Section 12 result from or arise out of the use of any work product created by Enlogix CIS L.P. to SCT after the Closing Date.
6.1.5
any income, sales or other Governmental Charges and Taxes (including interest and penalties in respect thereof) payable by or collectible by or from any of the Purchased Entities (i) in respect of any period ending on or before the Closing Date, or the pre-Closing portion of any period beginning before but ending after the Closing Date, and not accrued in the Financial Statements or (ii) as a result of any assessment or reassessment of Governmental Charges and Taxes by any taxing authority after the Closing Date relating to any period ending on or prior to the Closing Date, or to the pre-Closing portion of any period beginning before but ending after the Closing Date; for greater certainty, this indemnity shall cover Governmental Charges and Taxes with respect to the income of Enlogix CIS LP earned by it prior to the Closing Date (computed on the assumption that Enlogix CIS LP had a fiscal year end for purposes of Governmental Charges and Taxes on the Closing Date) regardless of whether such income is allocated to the Corporation, to the Purchasers or their respective Affiliates or to another Person and regardless of whether such income is included in a taxation year ending on the Closing Date nor any prior or subsequent taxation year, but excludes any liability for tax under the Land Transfer Tax Act (Ontario), Retail Sales Tax Act (Ontario) or Excise Tax Act (Canada) arising by reason of the transfer of the Purchased Entities to the Purchasers pursuant to this Agreement other than retail sales tax payable by virtue of a failure by the Vendor or the Purchased Entities to pay retail sales taxes for which they were liable in a pre-Closing period;
6.1.6
any Liability that any of the Purchased Entities may have to any of its employees in respect of any period or partial period up to and including the Closing Date, other than in respect of salaries, wages, vacation pay, short term incentive plan payments, and other compensation that has been accrued in the Ordinary Course;
6.1.7	any Liability associated with the litigation disclosed in Schedule 3.1.46;
6.1.8	any Liability that any of the Purchased Entities may have to Anthony Haines or Don Critchley in their capacity as directors or officers, or former directors and officers, of the Purchased Entities;
6.1.9
the security interest registered against the Corporation and its Assets by Jaguar Credit Canada, a Division of Primus AFS under the registration number 20010306 1754 1531 8237 or any motor vehicles leased (by or on behalf of) or otherwise provided to Anthony Haines in connection therewith; and
6.1.10	any and all acts, suits, proceedings, demands, assessments, judgments, legal fees, costs and expenses incident to any of the foregoing.

6.2  Indemnification by the Purchasers

        The Purchasers shall jointly and severally indemnify and save the Vendor and its directors, officers, employees, agents, representatives and Affiliates harmless from and against any and all Claims which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

6.2.1
any incorrectness in or breach of any representation or warranty of the Purchasers contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement;
6.2.2
any breach or non-fulfilment of any covenant or agreement on the part of the Purchasers under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; and
6.2.3	any and all acts, suits, proceedings, demands, assessments, judgments, legal fees, costs and expenses incident to any of the foregoing.

6.3  Notice of Claim

        If an Indemnified Party receives notice of the commencement of any proceeding (as defined in Section 3.1.46) against it in respect of a Claim for which indemnification is provided for pursuant to this Article 6, the Indemnified Party shall give written notice to the Indemnifying Party of the Claim within a reasonable period of time, provided that in the event of a failure to give such notice, such failure shall not preclude the Indemnified Party to obtain such indemnity, except to the extent that the Indemnifying Party demonstrates that the defence of such proceeding is prejudiced by the Indemnifying Party's failure to give such notice. Such notice shall specify whether the Claim arises as a result of a claim by a Person other than the Indemnified Party (a "Third Party Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

6.3.1	the factual basis for the Claim; and
6.3.2	the amount of the Claim, or, if an amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

Any indemnity payments described in this Section 6.3 shall include interest on such amounts at the Prime Rate, from the date on which the event giving rise to the Claim by the Indemnified Party occurred to the date of payment and shall be paid in full by the Indemnifying Party within thirty (30) days after the determination of the amount of the indemnity payment.

6.4  Defence of Third Party Claims

6.4.1
The Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defence of a Third Party Claim by giving notice to that effect to the Indemnified Party not later than thirty (30) days after receiving notice of the Third Party Claim, provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained herein in respect of the Third Party Claim. The Indemnifying Party's right to do so shall be subject to the rights of any insurer in respect of that Third Party Claim. The Indemnifying Party agrees to pay all of its own expenses of participating in or assuming such defence. The Indemnified Party shall cooperate in good faith in the defence of each Third Party Claim, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, if the defence has been assumed by the Indemnifying Party and may participate in such defence assisted by counsel of its own choice at its own expense. Until the Indemnified Party receives notice that the Indemnifying Party has elected to assume the defence of such Third Party Claim, the Indemnified Party may assume such defence, assisted by counsel of its own choosing and the Indemnifying Party shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Losses suffered or incurred by the Indemnified Party with respect to such Third Party Claim. If an Indemnifying Party elects to assume the defence of any Third Party Claim as provided in this Section 6.4.1, the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defence of such Third Party Claim.
6.4.2
If the Indemnifying Party, having elected to assume control as contemplated in Section 6.4.1 thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall (i) be liable for all losses suffered or incurred by the Indemnified Party in connection with such Third Party Claim; and (ii) be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

6.5  Assistance for Third Party Claims

        The Indemnifying Party and the Indemnified Party shall use all reasonable efforts to make available to the party which is undertaking and controlling the defence of any Third Party Claim (the "Defending Party"):

6.5.1	those employees whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and
6.5.2
all documents, records and other materials in the possession of such party reasonably required by the Defending Party for its use in defending any Third Party Claim, and shall otherwise co-operate with the Defending Party. The Indemnifying Party shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees made available by the Indemnified Party to the Indemnifying Party hereunder, which expenses shall not exceed the actual out-of-pocket cost to the Indemnified Party associated with such employees (excluding normal salaries, wages and benefits).

6.6  Additional Rules and Procedures

        The obligation of the parties to indemnify each other pursuant to this Article 6 shall also be subject to the following:

6.6.1
Any Claim arising as a result of a breach of a representation or warranty contained in Article 3 shall be made not later than the date on which, pursuant to Section 3.4, such representation or warranty terminated.
6.6.2
Notwithstanding anything contained in this Agreement to the contrary, an Indemnifying Party's obligation to indemnify an Indemnified Party in respect of a breach of a representation or warranty under this Agreement shall not apply unless and until the accumulated aggregate amount of Claims in respect of which it is required to indemnify exceed $200,000, following which all such accumulated Claims and all further Claims of such Indemnified Party shall be recoverable as provided in this Agreement.
6.6.3
The Indemnifying Party shall not be responsible for any losses, costs, damages, expenses and liabilities to the extent that (i) the Indemnified Party is otherwise covered for such losses, costs, damages, expenses or liabilities under policies of insurance maintained by the Indemnified Party in the absence of any indemnity hereunder (save and except for losses, costs, damages, expenses and liabilities relating to any deductible applicable under such policies of insurance or any increased premiums payable in connection with such policies of insurance or replacements therefor); (ii) the Indemnified Party chooses to make a claim for such losses, costs, damages, expenses or liabilities under such policies of insurance; and (iii) insurance proceeds are received in respect of such losses, costs, damages, expenses or liabilities.
6.6.4
Notwithstanding anything contained in this Agreement to the contrary, in no event shall the aggregate amount of indemnification obligations of the Vendor in respect of breaches of representations or warranties under this Agreement exceed 100% of the Purchase Price.
6.6.5
Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent of each party hereto that the Vendor has made and is making no representation or warranty whatsoever, express or implied, written or oral, including any implied representation or warranty as to condition, merchantability, usage, suitability or fitness for any particular purpose with respect to the Purchased Interests, the Purchased Entities or any of the assets of the Purchased Entities, or any part thereof, except those representations and warranties contained in this Agreement. In particular, and without in any way limiting the foregoing, other than those representations and warranties contained in this Agreement, the Vendor makes no representation or warranty to the Purchasers with respect to any financial projection or forecast relating to the Purchased Entities.
6.6.6
In the event that any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law to make a payment to any Person (a "Third Party") with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

6.6.7
The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such Third Party Claim.
6.6.8
Notwithstanding Section 6.4, the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party, without obtaining the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed.

6.7  Tax Assessment Procedure

6.7.1	Pre-Assessment Procedure

If any of the Purchased Entities receives a notice or other communication, in writing, from any Taxation Authority after Closing to the effect that such Taxation Authority proposes to issue an Assessment to the Purchased Entities with respect to any period commencing prior to the Closing Date, the Purchased Entities shall within a reasonable period of time forward a copy of such notice to the Vendor, or otherwise notify the Vendor of the contents of such communication, and the Vendor shall have the right, at their own expense, including all legal fees, costs and expenses, to require the Purchased Entities to make representations reasonably satisfactory to the Purchasers with respect to such proposed Assessment through counsel retained for this purpose by the Vendor, acting reasonably. The Purchased Entities shall be obligated to cooperate fully at all times with the Vendor and counsel so appointed, and to act in a timely manner, and in good faith, to make available all documents and records and access to personnel of the Purchased Entities necessary to enable the Vendor to make representations with respect to, or otherwise contest, the proposed Assessment. If the Vendor, having received notice of, or other communication in respect of, a proposed Assessment, as contemplated herein, decides not to require the Purchased Entities to make representations with respect to such proposed Assessment, the Vendor shall promptly so inform the Purchased Entities and thereafter the Purchased Entities may do so on their own behalf, and at their own expense. Any decision by the Purchased Entities not to make representations or any lack of success by the Purchased Entities in such action shall not, in such event, relieve the Vendor of their obligation to indemnify the Purchased Entities pursuant to the terms and conditions of this Article, except that such indemnity shall not, in such instance, extend to legal and other costs incurred by the Purchased Entities in connection with such proposed Assessment or Action at any time prior to the actual issuance of the Assessment.
6.7.2	Procedure on Assessment

If any Taxation Authority should at any time issue an Assessment to the Purchased Entities, the Vendor shall pay the amount due (including any interest and penalties) in relation to the Assessment to the Purchased Entities within 10 days before the Purchased Entities are required to pay the Taxation Authority the amount specified in such Assessment or within 10 days after the Purchased Entities have forwarded to the Vendor a claim for indemnity.

6.7.3	Objection/Appeal Procedure

The Purchased Entities shall, within 30 days after the receipt of an Assessment, send a copy of such Assessment to the Vendor. The failure of the Purchased Entities to notify the Vendor within 30 days after receipt of an Assessment will preclude the Purchasers from claiming indemnity with respect to such Assessment. The Vendor shall be entitled to undertake the carriage of any objection or appeal from such Assessment. The Vendor shall be entitled to retain their own counsel for that purpose and shall be responsible for all expenses, including legal fees and other costs associated therewith. The Purchased Entities shall join in and pursue any objection to or appeal of any such Assessment in a timely manner and in good faith, shall cooperate fully, at all times, with the Vendor and counsel that the Vendor retain and shall make available to the Vendor and such counsel all documents and records, and provide access to personnel, which may reasonably be necessary to enable the Vendor to contest such Assessment. The Purchased Entities shall cooperate with the Vendor to the extent reasonably necessary if the Vendor wish to object to or appeal any such Assessment. The Vendor shall be responsible for all expenses, including legal fees and costs, incurred by the Purchased Entities in so cooperating. If such objection or appeal is successful in whole or in part, the Purchased Entities shall pay to the Vendor the amount of any refund received in respect of such Assessment relating to pre-Closing years together with the applicable portion of interest received on such refund, determined on an after-tax basis, and all legal costs for which the Purchased Entities are reimbursed by the Taxation Authority as a result of such successful objection or appeal.

6.8  Indemnification Claims

        The parties agree that Article 6 sets out the sole and exclusive manner by which the Purchasers may seek monetary compensation from the Vendor, or by which the Vendor may seek monetary compensation from the Purchasers, for any matter in respect of which the Purchasers or the Vendor may make a Claim under Sections 6.1 and 6.2 including, for greater certainty, any matter that could be made a Claim under those sections but for Section 6.6.1.

6.9  Duty to Mitigate

        The Indemnified Party shall have a duty to mitigate its loss in accordance with Applicable Laws.

6.10 Right of Indemnification Not Affected by Knowledge

        The right to indemnification or other remedies based on the representations, warranties, covenants and obligations in this Agreement will not be affected by any due diligence or investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation will not affect the right to indemnification or other remedy based on such representations, warranties, covenants and obligations.

ARTICLE 7
CLOSING

7.1  Location and Time of the Closing

        The Closing shall take place at the Time of Closing on the Closing Date at the offices of Purchasers' Counsel, or such other place as may be agreed upon orally or in writing by the Vendor and the Purchasers.

7.2  Deliveries at the Closing

7.2.1	At the Closing, the Vendor shall deliver or cause to be delivered to the Purchasers, as applicable, the following documents and payments:
	(a)	an assignment and transfer of the Purchased Shares in a form acceptable to ADS, including the share certificates representing the Purchased Shares duly endorsed in blank for transfer;
	(b)	evidence satisfactory to LMGC of the transfer of the Purchased Partnership Interest;
	(c)	the minute books, share certificate books and corporate seals of each of the Purchased Entities;
	(d)	a certificate of compliance or good standing in respect of the Vendor and each of the Purchased Entities;
(e)
a corporate certificate of the Secretary or other officer of the Vendor in form and substance satisfactory to the Purchasers acting reasonably dealing with the due incorporation of the Vendor, the authorization by the Vendor of this Agreement and each of the Ancillary Agreements to which the Vendor is a party and the performance of its obligations hereunder and thereunder, and incumbency;
(f)
a corporate certificate of the Secretary or other officer of each of the Purchased Entities in form and substance satisfactory to the Purchasers acting reasonably dealing with the due incorporation or formation of each such entity and incumbency;
	(g)	the resignation of, and a release from, each of the directors and officers of the Purchased Entities as contemplated under Section 5.1; and
	(h)	such other documents as are required or contemplated to be delivered by the Vendor or the Vendor's Counsel pursuant to this Agreement.
7.2.2	At the Closing, the Purchasers shall deliver or cause to be delivered to the Vendor the following documents and payments:
	(a)	the Purchase Price;
	(b)	a certificate of compliance or good standing in respect of each of the Purchasers;
(c)
a corporate certificate of the Secretary or other officer of each of the Purchasers in form and substance satisfactory to the Vendor acting reasonably dealing with due incorporation of each of the Purchasers, the authorization by the Purchasers of this Agreement and each of the Ancillary Agreements and the performance of its obligations hereunder and thereunder, and incumbency; and
	(d)	such other documents as are required or contemplated to be delivered by the Purchasers or the Purchasers' Counsel pursuant to this Agreement.

ARTICLE 8
GENERAL MATTERS

8.1  Confidentiality

        The Confidentiality Agreement shall and be of no further effect as of the Closing and the provisions of Section 5.12 shall apply.

8.2  Public Notices

        No press release or other announcement concerning the transaction contemplated by this Agreement shall be made by the Vendor or by the Purchaser without the prior written consent of the other (such consent not to be unreasonably withheld) provided, however, that any party may, without such consent, make such disclosure if the same is required by any stock exchange on which any of the securities of such party or any of its Affiliates are listed or by any securities commission or other similar regulatory authority having jurisdiction over such party or any of its Affiliates, and if such disclosure is required, the party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure.

8.3  Expenses

8.3.1
Each of the Vendor and the Purchaser shall be responsible for the expenses (including fees and expenses of legal advisers, accountants and other professional advisers) incurred by them, respectively, in connection with the negotiation and settlement of this Agreement and the completion of the transaction contemplated hereby. For greater certainty, the parties acknowledge and agree that the Purchased Entities shall not have any liability whatsoever for any of the expenses referred to in this Section 8.3.1.
8.3.2
The Vendor shall reimburse the Purchased Entities for fifty percent (50%) of all of the costs and expenses associated with the audit of the Financial Statements, provided that the aggregate costs and expenses associated with such audit are less than or equal to $100,000. In the event that the aggregate costs and expenses associated with the audit of the Financial Statements exceeds $100,000, the Vendor shall reimburse the Purchased Entities for such costs and expenses to the extent they exceed $50,000.

8.4  Assignment

        No party may assign its rights or benefits under this Agreement without the prior written consent of the other parties.

8.5  Notices

        Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be given by prepaid first-class mail, by facsimile or other means of electronic communication or by hand-delivery as hereinafter provided. Any such notice or other communication, if mailed by prepaid first-class mail at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the fourth Business Day after the post-marked date thereof, or if sent by facsimile or other means of electronic communication, shall be deemed to have been received on the Business Day following the sending, or if delivered by hand shall be deemed to have been received at the time it is delivered to the applicable address noted below either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this section. In the event of a general discontinuance of postal service due to strike, lock-out or otherwise, notices or other communications shall be delivered by hand or sent by facsimile or other means of electronic communication and shall be deemed to have been received in accordance with this section. Notices and other communications shall be addressed as follows:

(a) if to the Vendor:
Duke Energy Gas Transmission Canada 1333 West Georgia, Vancouver, British Columbia V6E 3K9
Attention:	General Counsel
Fax:	(604) 488-8014
with a copy to the Vendor's Counsel at:
Torys LLP Maritime Life Tower Suite 3000, PO Box 270 Toronto-Dominion Centre Toronto, Ontario M5K 1N2
Attention:	Mr. Philip Mohtadi
Fax:	(416) 865-7380
(b) if to the Purchaser:
ADS Alliance Data Systems, Inc. 17655 Waterview Parkway Dallas, Texas 75252
Attention:	General Counsel
Fax:	(972) 348-5150
with a copy to the Purchasers' Counsel at:
Blake, Cassels & Graydon LLP Box 25, Commerce Court West 199 Bay Street Toronto, Ontario M5L 1A9
Attention:	Mr. Frank Guarascio
Fax:	(416) 863-2653

The failure to send or deliver a copy of a notice to the Purchasers' Counsel or the Vendor's Counsel, as the case may be, shall not invalidate any notice given under this section.

8.6  Time of Essence

        Time is of the essence of this Agreement.

8.7  Further Assurances

        Each of the parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other party hereto may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

8.8  Counterparts

        This Agreement may be signed in counterparts and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

WESTCOAST ENERGY INC., carrying on business as DUKE ENERGY GAS TRANSMISSION
By:	/s/ GREGORY L. EBEL Name: Gregory L. Ebel Title: Vice President
By:	/s/ LINDSAY A. HALL Name: Lindsay A. Hall Title: Vice President, Finance and Treasurer
ADS ALLIANCE DATA SYSTEMS, INC.
By:	/s/ MICHAEL A. BELTZ Name: Michael A. Beltz Title: Executive Vice President
LOYALTY MANAGEMENT GROUP CANADA INC.
By:	/s/ MICHAEL KLINE Name: Michael Kline Title: Senior Vice President and Legal Counsel

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TABLE OF CONTENTS
PURCHASE AND SALE AGREEMENT
ARTICLE 1 INTERPRETATION
ARTICLE 2 PURCHASE AND SALE
ARTICLE 3 REPRESENTATIONS AND WARRANTIES
ARTICLE 4 CONDITIONS
ARTICLE 5 ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES
ARTICLE 6 INDEMNIFICATION
ARTICLE 7 CLOSING
ARTICLE 8 GENERAL MATTERS